UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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O’Reilly Automotive, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 22, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of O’Reilly Automotive, Inc. to be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 7, 2013, at 10:00 a.m. central time.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

It is important that your shares be represented at the meeting.  Whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience or vote via telephone or Internet using the instructions on the proxy card.  If you attend the meeting, you may vote your shares in person even if you have previously signed and returned your proxy.

In order to assist us in preparing for the Annual Meeting, please let us know if you plan to attend by contacting Tricia Headley, our Corporate Secretary, at 233 South Patterson Avenue, Springfield, Missouri 65802, (417) 874-7161.

We look forward to seeing you at the Annual Meeting.

David O’Reilly

Chairman of the Board

O’REILLY AUTOMOTIVE, INC.

233 South Patterson Avenue

Springfield, Missouri 65802

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 7, 2013

Springfield, Missouri

March 22, 2013

The Annual Meeting of Shareholders (“Annual Meeting”) of O’Reilly Automotive, Inc. (the “Company”), will be held on Tuesday, May 7, 2013, at 10:00 a.m. central time, at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803.

The Annual Meeting is being held for the following purposes:

(1)	To elect as Directors, the three nominees named in the attached proxy statement;
(2)

To consider and act upon a proposal to amend the Company’s Articles of Incorporation, as amended, to eliminate the classified structure of the Board of Directors and to provide for the annual election of Directors;

(3)

To consider and act upon a proposal to amend the Company’s Articles of Incorporation, as amended, to grant shareholders owning not less than 25% of the voting power of all outstanding shares of the Company’s common stock to require the Company to call a special meeting of shareholders;

(4)

To consider and act upon a proposal to amend the Company’s Articles of Incorporation, as amended, to eliminate unnecessary and outdated provisions and to make minor revisions to conform to current state laws and clarify;

(5)	To conduct an advisory (non-binding) vote on executive compensation;
(6)	To ratify the appointment of Ernst & Young, LLP, as independent auditors for the fiscal year ending December 31, 2013; and
(7)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February 28, 2013, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.  A list of all shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of and number of shares held by each shareholder, will be available during usual business hours at the office of the Corporate Secretary, Tricia Headley, at 2831 South Ingram Mill Road, Springfield, Missouri 65804, to be examined by any shareholder for any purpose reasonably related to the Annual Meeting for ten days prior to the date thereof.  The list will also be available for examination throughout the course of the meeting.

Your vote is important to ensure a quorum at the meeting.  Even if you own only a few shares, and whether or not you expect to be present at the meeting, we request you mark, date, sign and mail the enclosed proxy card in the postage-paid envelope provided or vote your shares by telephone or Internet as directed on the enclosed proxy card.  Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close on Monday, May 6, 2013, at 11:59 p.m. eastern time.

A copy of the Company’s Annual Shareholders’ Report for fiscal year 2012 accompanies this notice.

By Order of the Board of Directors,

Tricia Headley

Secretary

TABLE OF CONTENTS

Page

Proxy Statement	3
General Information about the Meeting and Voting	3
Security Ownership of Certain Beneficial Owners	7
Security Ownership of Directors and Management	7
Proposal 1 - Election of Directors	10
Information Concerning the Company's Board of Directors	12
Compensation of Executive Officers	20
Compensation Committee Report	25
Executive Compensation Tables	26
Audit Committee Report	33
Proposal 2 - Amendment to the Company's Articles of Incorporation to eliminate the classified structure of the Board of Directors and to provide of the annual election of Directors	34
Proposal 3 - Amendment to the Company's Articles of Incorporation to grant shareholders owning not less than 25% of the voting power of all outstanding shares of the Company's common stock to require the Company to call a special meeting of shareholders	35
Proposal 4 - Amendment to the Company's Articles of Incorporation to eliminate unnecessary and outdated provisions and to make minor revisions to conform to current state laws and clarify	37
Proposal 5 - Advisory Vote on Executive Compensation	38
Proposal 6 - Ratification of Selection of Independent Auditors	39
Equity Compensation Plans	40
Annual Shareholders' Report	40
Future Proposal of Shareholders	40
Other Business	40
Miscellaneous	40
Communication with the Board of Directors	40
Householding of Materials	41
Additional Information	41

O’REILLY AUTOMOTIVE, INC.

233 South Patterson Avenue

Springfield, Missouri 65802

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”), for use at our Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 7, 2013, at 10:00 a.m., central time, and at any adjournments thereof.  Whether or not you expect to attend the meeting in person, please return your executed proxy card in the enclosed postage-paid envelope or vote via telephone or Internet, using the instructions discussed below and on the proxy card, and the shares represented thereby will be voted in accordance with your instructions.  This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about March 22, 2013.

Solicitation of proxies is being made by us and may be made by mail, electronic mail, telephone or fax.  The cost of solicitation of proxies will be borne by us and will also include reimbursement paid to brokerage firms and others for their reasonable out-of-pocket expenses of forwarding solicitation materials to their principals.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters described in the accompanying notice of meeting.  In addition, our management will report on the Company’s performance during fiscal 2012 and respond to questions from shareholders.

When and where will the 2013 Annual Meeting be held?

The 2013 Annual Meeting will be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 7, 2013, at 10:00 a.m. central time.

Who may vote?

      Any shareholder of record, as of the record date, is entitled to receive this notice and vote their shares at the Annual Meeting.

What is a “shareholder of record”?

A shareholder of record is a shareholder whose ownership of our common stock is reflected directly on the books and records of our transfer agent, Computershare Trust Company, N.A.

What is the record date for the Annual Meeting?

The record date is February 28, 2013.  Shareholders of record at the close of business on February 28, 2013, will be entitled to vote at the Annual Meeting.  Each share of common stock will have one vote on each matter to be voted upon.

Which O’Reilly shares are included in the proxy card I received?

The proxy card you received covers the number of common shares to be voted in your account as of the record date.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?

A registered shareholder owns shares that are registered directly in their name with the Company’s transfer agent, Computershare.  A beneficial owner owns shares held in a stock brokerage account or by a bank.

Why would I receive more than one proxy card?

You may receive more than one proxy card if you owned shares in more than one account.  You should vote the shares on each of your proxy cards.

What matters will be voted on at the Annual Meeting?

At the Annual Meeting, shareholders will be asked to vote on the following proposals, all of which were solicited by the Board:

1)	To elect as Directors, the three nominees named in this proxy statement;
2)

To consider and act upon a proposal to amend the Company’s Articles of Incorporation, as amended, to eliminate the classified structure of the Board of Directors and to provide for the annual election of Directors;

3)

To consider and act upon a proposal to amend the Company’s Articles of Incorporation, as amended, to grant shareholders owning not less than 25% of the voting power of all outstanding shares of the Company’s common stock to require the Company to call a special meeting of shareholders;

4)

To consider and act upon a proposal to amend the Company’s Articles of Incorporation, as amended, to eliminate unnecessary and outdated provisions and to make minor revisions to conform to current state laws and clarify;

5)	To conduct an advisory (non-binding) vote on executive compensation; and
6)	To ratify the appointment of Ernst & Young, LLP, as independent auditors for the fiscal year ending December 31, 2013.

May I vote with my proxy card in person at the Annual Meeting?

If you wish to vote your shares in person at the Annual Meeting, you may bring a signed proxy card with your choices specified by marking the appropriate boxes on the card.

May I vote without attending the Annual Meeting?

If you do not plan to attend the Annual Meeting, you have three additional options to vote your shares:

(1)

Via Mail:  You may vote by properly completing and signing the enclosed proxy card and returning the card in the enclosed, postage-paid envelope.  Please specify your choices on the proxy card by marking the appropriate boxes.  Shares will be voted in accordance with your written instructions; however, it is not necessary to mark any boxes if you wish to vote in accordance with the Board’s recommendations, outlined further below.  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or send it to O’Reilly Automotive, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

(2)

Via the Internet:  You may vote on the Internet by visiting www.proxyvote.com.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

(3)	Via Telephone: Using any touch-tone telephone, you may vote your shares by dialing toll-free to 1-800-690-6903. Have your proxy card in hand when calling and follow the instructions.

If you choose to vote on the Internet or by telephone, please note the voting will close at 11:59 PM eastern time, on Monday, May 6, 2013.

If you do not attend the Annual Meeting, your shares cannot be voted unless a signed proxy card is returned, shares are voted using the Internet or the telephone, or other specific arrangements have been made to have your shares represented.  Whether or not you attend the meeting, we encourage you to vote your shares promptly.

May I change my vote after I submit my proxy?

You may change your vote after submitting a proxy card.  If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so by notifying the Secretary of the Company in writing at our principal office at any time prior to the voting of the proxy.  Our principal executive office is located at 233 South Patterson Avenue, Springfield, Missouri 65802.

Are my votes confidential?

All shareholder meeting proxies, ballots and tabulations that identify the vote of a particular shareholder will be kept confidential, except as necessary to allow the inspectors of election to certify the voting results or to meet legal requirements.  Representatives of Broadridge Financial Solutions (“Broadridge”) will act as the inspector of election and will count the votes.

How will my vote be counted?

All votes will be tabulated by Broadridge.  All properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified in the proxy card.  If no such directions have been specified by marking the appropriate squares in the signed and returned proxy card, the shares will be voted by the persons named in the enclosed proxy card as follows:

(1)	FOR the election as Directors, the three nominees named in this proxy statement;
(2)

FOR the approval of the amendment to the Company’s Articles of Incorporation, as amended, to eliminate the classified structure of the Board of Directors and to provide for the annual election of Directors;

(3)

FOR the approval of the amendment to the Company’s Articles of Incorporation, as amended, to grant shareholders owning not less than 25% of the voting power of all outstanding shares of the Company’s common stock to require the Company to call a special meeting of shareholders;

(4)

FOR the approval of the amendment to the Company’s Articles of Incorporation, as amended, to eliminate unnecessary and outdated provisions and to make minor revisions to conform to current state laws and clarify;

(5)	FOR the approval, by an advisory (non-binding) vote, of the 2012 compensation of our Named Executive Officers; and

(6)	FOR the ratification of the selection of Ernst & Young, LLP, as our independent auditors for the fiscal year ending December 31, 2013.

The Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein.  Our shareholders have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

No nominee has indicated that he or she would be unable or unwilling to serve as a Director, if elected.  However, should any nominee become unable or unwilling to serve for any reason, it is intended that the persons named in the proxy will vote for the election of such other persons in their stead as may be designated by the Board.  The Board is not aware of any reason that might cause any nominee to be unavailable to serve as a Director.

How does the Board recommend I vote?

  The Board recommends a vote “FOR” each of the nominees for Director named in this proxy statement.  The Board recommends a vote “FOR” the approval of the amendment to the Company’s’ Articles of Incorporation, as amended, (the “Articles of Incorporation”), to eliminate the classified structure of the Board and to provide for the annual election of Directors.  The Board recommends a vote “FOR” the approval of the amendment to the Company’s Articles of Incorporation to grant shareholders owning not less than 25% of the voting power of all outstanding shares of the Company’s common stock to require the Company to call a special meeting of shareholders.  The Board recommends a vote “FOR” the approval of the amendment to the Company’s Articles of Incorporation to eliminate unnecessary and outdated provisions and to make minor revisions to conform to current state laws and clarify.  The Board recommends a vote “FOR” the approval, by an advisory (non-binding) vote, of the 2012 compensation of our Named Executive Officers.  The Board recommends a vote “FOR” the ratification of the selection of Ernst & Young, LLP, as our independent auditors for the year ending December 31, 2013.

What constitutes a quorum?

On February 28, 2013, there were 111,337,049 shares of common stock outstanding, which constitutes all of the outstanding shares of our voting capital stock.  A majority of the outstanding shares entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum at the meeting.

What votes are required?

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each person nominated for Director.  There is no cumulative voting for directors.  Shares present at the meeting, but which are represented by proxies that are marked "WITHHOLD AUTHORITY'' with respect to the election of all persons or any person to serve on the Board or for which no direction is given, will be considered in determining whether the requisite number of affirmative votes are cast on such matter.  Proxies marked "WITHHOLD AUTHORITY" will have the same effect as a vote against the nominee as to which such direction applies.  Shares not present at the meeting will not affect the election of Directors.

The affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon is required to approve Proposals 2, 3 and 4.  Shares represented by a proxy which directs that the shares abstain from voting, shall be deemed to be represented at the meeting as to such matter and will have the same effect as a vote against such Proposals.

The vote required for the other proposals described in this proxy statement and for any other matter properly brought before the meeting will be the affirmative vote of the majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal, so long as a quorum is present, unless Missouri law or the Company’s Articles of Incorporation and Amended and Restated Bylaws (the “Bylaws”) require a greater vote.  Shares represented by a proxy which directs that the shares abstain from voting shall be deemed to be represented at the meeting as to such matter and will have the same effect as a vote against such matter.

While counted for quorum purposes, shares represented by a proxy as to which there is a “broker non-vote” (for example, where a broker does not have discretionary authority to vote the shares) as to one or more matters to be voted on shall not be deemed represented at the meeting for purposes of such matter or matters and, therefore, will have no effect thereon.    However, for Proposals 2, 3 and 4, which require the approval of a majority of the outstanding shares of common stock entitled to vote, “broker non-votes” will have the same effect as a vote against such Proposals.  Brokers cannot vote your shares on any proposals described in this proxy statement, other than Ratification of Selection of Independent Auditors, without your specific instructions.

Are the Notice, proxy statement and Annual Report available on the Internet?

The Notice, proxy statement and Annual Report are available at www.proxyvote.com.  The required control number can be found on your proxy card in the box next to the arrow.

Where may I find the voting results of the Annual Meeting?

       We plan to announce the preliminary voting results at the Annual Meeting.  We plan to publish the final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days following the Annual Meeting, if final voting results are available at that time.  If the final voting results are not available within that time, we will report preliminary results in a Current Report on Form 8-K within four business days following the Annual Meeting and will report final voting results in an amended Current Report on Form 8-K when available.

Will a proxy solicitor be used?

       Yes, the Company has engaged Georgeson to assist in the solicitation of proxies for the Annual Meeting and estimates it will pay Georgeson a fee of approximately $15,000.  The Company has also agreed to reimburse Georgeson for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Georgeson against certain losses, costs and expenses.

What are the deadlines for consideration of stockholder proposals or director nominations for the 2014 Annual Meeting of Shareholders?

Shareholder proposals intended to be presented at the 2014 Annual Meeting of Shareholders and included in the Company’s proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company’s principal executive offices by November 22, 2013.  The Company’s Bylaws require that shareholder proposals made outside of Rule 14a-8 be submitted not later than March 8, 2014, and not earlier than February 6, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table summarizes information as of December 31, 2012, with respect to each person or other entity (other than management) known to the Company to be the beneficial owner of more than five percent (5%) of its outstanding shares of common stock.

Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	7,468,481 (1)	6.5%
Common Stock	T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	7,108,025 (2)	6.2%
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	6,093,227 (3)	5.3%

(1)

As reflected on such beneficial owner’s Schedule 13G/A dated February 7, 2013, provided to the Company in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act").  Of the 7,468,481 shares reported, The Vanguard Group, Inc. (“Vanguard”) claimed sole voting power of 204,593 shares, no shared voting power, sole dispositive power of 7,275,988 shares and shared dispositive power of 192,493 shares.  Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 7,468,481 shares of the Company’s common stock as a result of acting as investment manager to collective trust accounts and directs the voting of such shares.

(2)

As reflected on such beneficial owner’s Schedule 13G/A dated February 14, 2013, provided to the Company in accordance with the Exchange Act.  These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.  Of the 7,108,025 shares reported, Price Associates claimed sole voting power of 1,955,435 shares, no shared voting power, sole dispositive power of 7,108,025 shares and no shared dispositive power.

(3)

As reflected on such beneficial owner’s Schedule 13G/A dated February 4, 2013, provided to the Company in accordance with the Exchange Act.  Of the 6,093,227 shares reported, BlackRock, Inc. claimed sole voting power of 6,093,227 shares, no shared voting power, sole dispositive power of 6,093,227 shares and no shared dispositive power.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table summarizes, as of February 28, 2013, the beneficial ownership of the Company’s outstanding shares of common stock for each current Director (including Directors standing for reelection at the 2013 Annual Meeting) of the Board, each of the Company’s Named Executive Officers and all Directors and executive officers as a group.  Unless otherwise indicated, the Company believes that the beneficial owners set forth in the following table have sole voting and dispositive power.

Name	Direct Ownership	Indirect Ownership	Currently Exercisable Options (a)	Total Ownership	Percent of Class
David O'Reilly (b)	289,374	1,190,643	268,750	1,748,767	1.55%
Charlie O'Reilly (c)	138,410	195,430	5,000	338,840	*
Larry O’Reilly (d)	257,858	111,157	5,000	374,015	*
Rosalie O'Reilly-Wooten (e)	331,056	397,428	5,000	733,484	*
Jay D. Burchfield (f)	10,337	16,193	15,000	41,530	*
Thomas T. Hendrickson (g)	2,654	-	5,000	7,654	*
Paul R. Lederer (h)	10,654	6,600	15,000	32,254	*
John R. Murphy (g)	3,654	-	-	3,654	*
Ronald Rashkow (g)	2,795	-	15,000	17,795	*
Greg Henslee (i)	18,556	24,859	385,656	429,071	*
Ted F. Wise (j)	40,264	211,213	328,389	579,866	*
Thomas McFall (k)	4,264	424	139,345	144,033	*
Jeff Shaw (l)	23,782	5,442	44,996	74,220	*
All Directors and executive officers as a group (18 persons)	1,162,434	2,179,021	1,425,120	4,766,575	4.23%

* denotes less than 1.0%

(a)	With respect to each person, assumes the exercise of all stock options held by such person that were exercisable within 60 days of February 28, 2013.
(b)

The stated number of directly owned shares includes 9,540 restricted shares awarded under the Company’s long-term incentive based compensation plan.  The stated number of indirectly owned shares includes 1,146,302 shares controlled by David O’Reilly as trustee of a trust for the benefit of his children, 36,750 shares held in a Grantor Retained Annuity Trust (“GRAT”) and 7,591 shares held in the O’Reilly Employee Savings Plus Plan with T. Rowe Price Investment Services, Inc. ("T. Rowe") as trustee.  The beneficially owned shares controlled by Mr. O’Reilly, as trustee of a trust for the benefit of his children, are partially pledged as collateral for a loan.

(c)

The stated number of indirectly owned shares includes 61,510 shares owned by Charlie O'Reilly’s spouse, 73,620 shares held in a GRAT and 60,300 shares controlled by Mr. O’Reilly as trustee of a trust for the benefit of his step-mother.  A portion of Mr. O’Reilly’s directly owned shares and a portion of Mr. O’Reilly’s indirectly owned shares held by Mr. O’Reilly’s spouse are pledged against a line of credit.

(d)	The stated number of indirectly owned shares is held in a GRAT. A portion of Mr. O’Reilly’s directly owned shares are pledged against a line of credit.
(e)	The stated number of indirectly owned shares is held in a GRAT.
(f)

The stated number of directly owned shares includes 2,095 restricted shares awarded under the Company’s Director Stock Plan.  The stated number of indirectly owned shares is held in a family limited partnership in which Jay D. Burchfield acts as general manager.

(g)	The stated number of directly owned shares includes 2,095 restricted shares awarded under the Company’s Director Stock Plan.
(h)

The stated number of directly owned shares includes 2,095 restricted shares awarded under the Company’s Director Stock Plan.  The stated number of indirectly owned shares are owned by Mr. Lederer's spouse.

(i)

The stated number of directly owned shares is held in the O'Reilly Employee Stock Purchase Plan.  The stated number of indirectly owned shares includes 19,820 shares held in a GRAT and 5,039 shares held in the O'Reilly Employee Savings Plus Plan with T. Rowe as trustee.

(j)

The stated number of indirectly owned shares includes 90,548 shares held by a revocable trust of which Ted F. Wise’s spouse, as the sole trustee, has sole voting and dispositive power, 139,971 shares held in a GRAT,  7,557 shares controlled by Ted F. Wise as trustee of a trust for the benefit of his child and 9,137 shares held in the O’Reilly Employee Savings Plus Plan with T. Rowe Price as trustee.

(k)

The stated number of directly owned shares includes 2,177 shares held in the O’Reilly Employee Stock Purchase Plan.  The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plus Plan with T. Rowe as trustee.

(l)

The stated number of directly owned shares includes 249 restricted shares awarded under the Company's long-term incentive based compensation plan and 2,496 shares held in the O’Reilly Employee Stock Purchase Plan.  The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plus Plan with T. Rowe as trustee.

Officer and Director Stock Ownership Guidelines

The Board adopted stock ownership requirements for the Company’s independent Directors, executive officers and senior vice presidents to further align their interests with those of the Company’s shareholders.  The Compensation Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements quarterly.  The Compensation Committee may waive these guidelines at its discretion.

The Company’s independent Directors are required to own shares of the Company’s common stock valued at a minimum of $50,000 within five years of the date they first become a Director.  For purposes of the guidelines, common stock ownership includes shares owned by the Director directly or indirectly and vested stock options granted to the Director under the Company’s Director Stock Plan.  As of December 31, 2012, each independent Director’s total holdings in the Company’s stock satisfied their respective stock ownership requirement.

The Company’s executive officers and senior vice presidents are required to own shares of the Company’s common stock valued at the minimum of a specified multiple of their base salary within five years of first assuming their respective positions.  For purposes of the guidelines, common stock ownership includes shares owned by the officer directly, shares held by the officer in the Company’s Employee Stock Purchase Plan, shares held by the officer in the Company’s Profit Sharing and Savings Plan and the officer’s vested stock options granted under the Company’s incentive plans.  Individuals who do not achieve the required level of ownership within the prescribed period of time may, at the discretion of the Compensation Committee, be required to hold 50% of net after-tax shares issued upon the exercise of any of their stock options and may not be allowed to sell any other shares of the Company which they may own.  The stock ownership requirement does not apply after the executive officer or senior vice president reaches age 62.  The Compensation Committee may waive these guidelines at its discretion.  As of December 31, 2012, each of the Company’s executive officers’ and senior vice presidents’ total holdings in the Company’s stock satisfied their respective stock ownership requirement.

The following table identifies the executive officers’ and senior vice presidents’ ownership requirement as of December 31, 2012:

Position	Minimum Ownership Requirement Multiple of Salary
Chief Executive Officer	5x
Chief Operating Officer	3x
Chief Financial Officer	3x
Senior Vice Presidents	2x

PROPOSAL 1–ELECTION OF DIRECTORS

Information about the Director Nominees and the Directors Continuing in Office

The Company’s Bylaws and Articles of Incorporation currently provide for three classes of Directors, each class serving a three-year term expiring one year after expiration of the term of the preceding class, so that the term of one class will expire each year.  The terms of the current Class III and Class I Directors expire in 2014 and 2015, respectively.  The Board has nominated Larry O’Reilly, Rosalie O’Reilly-Wooten and Thomas T. Hendrickson as Class II Directors for a three-year term expiring at the Company’s 2016 Annual Meeting of Shareholders.

As explained in further detail in Proposal 2 of this proxy statement, the Board is proposing to amend the Company’s Articles of Incorporation and the Company’s Bylaws to eliminate the classified structure of the Board as the existing terms of the Directors expire and to provide for the annual election of all Directors beginning at the Company’s 2015 Annual Meeting of Shareholders.  This action cannot take place, however, until approved by the shareholders.  Accordingly, if the proposed amendment in Proposal 2 is not approved by the shareholders, the three Class II nominees will be nominated to a three-year term expiring at the Company’s 2016 Annual Meeting of Shareholders.  If the shareholders approve Proposal 2 to amend the Company’s Articles of Incorporation to eliminate the classified structure of the Board and to provide for the annual election of Directors, then the Class II nominees are nominated for a one-year term expiring at the Company’s 2014 Annual Meeting of Shareholders.

The following table identifies (i) the business experience and principal occupation for at least the last five years of each of the nominees and the present Directors continuing in office, (ii) his or her present positions and offices with the Company, if applicable, (iii) the year in which he or she was first elected or appointed a Director (each serving continuously since first elected or appointed, unless otherwise stated), (iv) his or her age, (v) his or her directorships for at least the last five years in any company with a class of securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, or in any company registered as an investment company under the Investment Company Act of 1940 (as specifically noted), as applicable and (vi) the qualifications and skills, which the Director possesses, that qualify him or her for service on the Company’s Board.

Nominees for Director - Class II
(To Be Elected to Serve a Three-Year Term Expiring in 2016)
Larry O’Reilly Affiliated Director and Vice Chairman of the Board Director since 1969 Age: 66 Class II Director - Term Expiring in 2013

Mr. O'Reilly retired from active Company management in February 2003; Vice-Chairman of the Board from February 2005 to current; Co-Chairman of the Board from August 1999 to February 2005; Chief Operating Officer from March 1993 to February 2003; President from March 1993 to August 1999; Vice President of the Company from 1975 to March 1993.  Chairman and Director of Mercy Hospital Springfield since January 2000; Board Member of the Missouri Sports Hall of Fame since January 2003; and Trustee of the Lance Armstrong Endowment Board since December of 2005.  Mr. O’Reilly was last re-nominated as a Director because, among his other qualifications, he possesses 43 years of experience and expertise in the Company’s operations, in the automotive aftermarket industry and strategic business development.

Rosalie O’Reilly-Wooten Affiliated Director Director since 1980 Age: 71 Class II Director - Term Expiring in 2013

Mrs. O'Reilly-Wooten retired from active Company management in February 2002 and served as a member of the Board since that time.  Executive Vice President of the Company from March 1993 to February 2002 where she managed Telecommunications, Risk Management and Human Resources.  Currently serving on the Ozarks Greenways Board of Directors, CASA Advisory Board, Breast Cancer Foundation of the Ozarks Advisory Board and Drury University Board of Trustees.   Ms. Wooten was last re-nominated as a Director because, among her other qualifications, she possesses 31 years of experience and expertise in the Company’s operations, in the automotive aftermarket industry and experience in leadership development, risk management and human resources.

Thomas T. Hendrickson Independent Director Director since 2010 Age: 58 Class II Director - Term Expiring in 2013

Mr. Hendrickson is the Chief Administrative Officer, Chief Financial Officer and Treasurer for The Sports Authority, Inc., the parent of retailer “Sports Authority”, since 2003; Director of Sports Authority since 2006.  From 1998 to 2003, Mr. Hendrickson held the positions of Executive Vice President and Chief Financial Officer, and Treasurer of Gart Sports Company until its merger with Sports Authority in 2003.  He was Vice President of Finance, Senior Vice President, and Executive Vice President and Chief Financial Officer of Sportmart, Inc. from 1993 to 1997.   From 1987 to 1993, Mr. Hendrickson was employed as a Divisional Vice President and Controller of Miller’s Outpost Stores, a retailer specializing in apparel to young consumers.  Mr. Hendrickson is a Certified Public Accountant and has over 29 years of retail business experience.  Mr. Hendrickson was last nominated as a Director because, among his other qualifications, he possesses experience and expertise in the retail industry, risk assessment and in the accounting and finance areas including experience as a chief financial officer.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CLASS II NOMINEES.

Directors Continuing in Office
David O’Reilly Affiliated Director and Chairman of the Board Director since 1972 Age: 63 Class III Director - Term Expiring in 2014

Mr. O'Reilly has served as Chairman of the Board from February 2005 to current; Co-Chairman of the Board from August 1999 to February 2005; Chief Executive Officer from March 1993 to February 2005; President of the Company from March 1993 to August 1999; Vice President of the Company from 1975 to March 1993.  Mr. O’Reilly was last re-nominated as a Director because, among his other qualifications, he possesses over 40 years of experience and expertise in the Company’s operations and strategic business development, and has held leadership roles in numerous aftermarket industry organizations and associations.

Charlie O’Reilly Affiliated Director and Vice Chairman of the Board Director since 1966 Age: 73 Class I Director - Term Expiring in 2015

Mr. O'Reilly retired from active Company management in February 2002; Vice-Chairman of the Board since August 1999; Chairman of the Board from March 1993 to August 1999; President and Chief Executive Officer of the Company from 1975 to March 1993.  Mr. O’Reilly is being re-nominated as a Director because, among his other qualifications, he possesses 54 years of experience and expertise in the Company’s operations and in the automotive aftermarket industry, as well as experience in strategic business development, real estate investment and risk management and assessment.

Jay D. Burchfield Independent Director Director since 1997 Age: 66 Class III Director - Term Expiring in 2014

Mr. Burchfield has served as Chairman of the Board and Director of Trust Company of the Ozarks since April 1998; Director of Banyan Group, Inc., a clinical research organization, since January 1998; Director of Quest Capital Alliance, a venture capital organization since January 2002; Director of Quest Commercial finance, a corporate finance organization since January 2004; Director of Heart of America Beverage, a Miller/Coors distributor in Missouri, Oklahoma and Arkansas, since January 2003; Director of Intuitive Medical Software, an electronic medical records provider, since January 2008; Director of Primary Care Education, a company providing continued medical education for doctors, since January 2009; Director and Treasurer of the I-470 Community Improvement District, a tax increment financing plan to develop road infrastructure in Lee’s Summit, MO, since January 2009.  Mr. Burchfield’s career has spanned more than 40 years in the banking and financial services industry.  Mr. Burchfield was last re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the banking industry, strategic business development, executive compensation and leadership development.

Paul R. Lederer Independent Director Director since 2001 Age: 73 Class III Director - Term Expiring in 2014

Mr. Lederer has served as Lead Director from 2002 to current; retired in October 1998; Executive Vice President of Worldwide Aftermarket of Federal-Mogul Corporation February 1998 to October 1998; President and Chief Operating Officer of Fel-Pro from November 1994 to February 1998, when it was acquired by Federal-Mogul Corporation; presently a Director of MAXIMUS and Dorman Products; previously served as director of UCI, Inc. (ceased directorship in early 2011).  Mr. Lederer had been a Director of the Company from April 1993 to July 1997 and was appointed again as a Director in 2001.  Mr. Lederer was last re-nominated as a Director because, among his other qualifications, he possesses over 40 years of experience and expertise in the automotive aftermarket industry, as well as experience in operations and governance as a chief executive officer and has served as a director on over 15 boards.

John R. Murphy Independent Director Director since 2003 Age: 62 Class I Director - Term Expiring in 2015

Mr. Murphy is currently serving as the Interim Chief Financial Officer (since January of 2013) for Summit Materials, LLC.  He is also a director and chairman of their audit committee.  Mr. Murphy is also a director and audit committee chairman for DJO Global.  In 2012, he served as a director, audit committee and special committee member of Graham Packaging, Inc. until it was sold in September of that year.  Mr. Murphy served as Senior Vice President and Chief Financial Officer of Smurfit-Stone Container Corporation, a leading manufacturer of paperboard and paper-based packaging products, from 2009 to 2010 and led the financial restructuring of the company during Chapter 11 reorganization.  Mr. Murphy was President and Chief Executive Officer of Accuride Corporation and a member of its Board of Directors until 2008.  Accuride Corporation filed Chapter 11 bankruptcy in October of 2009, emerging in 2010.  He served as Accuride’s President and Chief Operating Officer from January 2007 to October 2007.  He served as President and Chief Financial Officer from February 2006 to December 2006, and as Executive Vice President and Chief Financial Officer of Accuride from March 1998 to January 2006.  Mr. Murphy holds a Bachelor of Science in Accounting from Pennsylvania State University and a Master of Business Administration from University of Colorado, and is a Certified Public Accountant.  Mr. Murphy is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the automotive aftermarket industry and in the accounting and finance areas including experience as a chief financial officer.  Mr. Murphy also possesses experience in enterprise risk management and assessment, as well as experience in restructuring and mergers and acquisitions.

Ronald Rashkow Independent Director Director since 2003 Age: 72 Class I Director - Term Expiring in 2015

Mr. Rashkow was Founder, CEO, and chairman of Handy Andy Home Improvement Centers, a retail chain of home improvement centers in the Midwest.  Mr. Rashkow currently is CEO and Principal of RPMS, Inc. a strategic consulting enterprise.  Mr. Rashkow currently serves on advisory boards for Hilco Trading, among the largest asset liquidation companies in the country, and RTC a specialty retail fixturing and merchandising company.  Mr. Rashkow is currently chairman of the Knapp Entrepreneurial Center advisory board at the University of IIT.  Additional activities include substantial interests in retail commercial shopping center investments and development.  Mr. Rashkow is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the retail industry, executive compensation, risk management, operations as a chief executive officer and advisory services to retail companies and private equity groups focused on retail companies.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence

Rules of the Nasdaq Stock Market (the “Nasdaq”) require that a majority of the Board be “independent”.  Under the Nasdaq rules, a director is independent if he or she is not an officer or employee of the Company and does not have any relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The Board has reviewed the independence of its Directors under the Nasdaq rules.  During this review, the Board considered transactions and relationships between each Director or any member of his or her family and the Company during 2012.  Consistent with these considerations, the Board has determined that Messrs. Burchfield, Hendrickson, Lederer, Murphy and Rashkow (“independent Directors”) are independent under the Nasdaq rules.

Family Relationships

Charlie O’Reilly, David O’Reilly, Larry O’Reilly and Rosalie O’Reilly-Wooten, Directors of the Board, are siblings.

Leadership Structure

The Company’s leadership structure, within its Board, consists of a Chairman of the Board, two Vice Chairmen of the Board, a Lead Director, an Audit Committee, a Corporate Governance/Nominating Committee and a Compensation Committee.  The Lead Director also serves on the Audit Committee, the Compensation Committee and as Chairman of the Corporate Governance/Nominating Committee.  All Committee members are independent Directors, under the Nasdaq rules.  The Company’s Bylaws, as amended, permit the positions of Chairman of the Board and Chief Executive Officer to be held by the same person.  However, the Board believes these roles and their attendant responsibilities should be separate and fulfilled by two separate individuals.  The Company believes having separate roles allows its Board to effectively provide guidance to and oversight of its management.  In 2005, the

Corporate Governance/Nominating Committee recommended and the Board approved the appointment of David O’Reilly to serve in the role of Chairman of the Board of the Company.  The appointment was made in recognition of the substantial role Mr. O’Reilly plays in the development of the Company’s strategic initiatives.  The appointment of Mr. O’Reilly as Chairman of the Board did not alter Greg Henslee’s duties and responsibilities as Chief Executive Officer of the Company.

Lead Director

In the interest of sound corporate governance, the Board has adopted a practice of appointing a Lead Director who is charged with acting as a liaison among other Directors, with management and between Board committees and the Board.  The Lead Director could also preside at Board meetings in the absence of the Chairman.  This position improves the functionality of the Board and its Committees and aids in the fiduciary obligations each Director has to the Company and its shareholders.  Paul R. Lederer has served as Director, Executive Vice President and Chief Operating Officer within the automotive aftermarket industry and has over 40 years of experience in this industry.  Based upon Mr. Lederer’s experience, qualifications and skills, in 2002, the Corporate Governance/Nominating Committee nominated, and the Board approved, Mr. Lederer to serve as Lead Director.

Meeting Attendance

During 2012, four regularly scheduled meetings of the Board were held.  During such year, each Director attended (i) 100% of the total number of meetings of the Board and (ii) 100% of the total number of meetings held by all committees of the Board for which he served, with the exception of Ronald Rashkow, who was not present for one telephonic Audit Committee meeting during the year.

Committees of the Board

The Board has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee.  Each committee is governed by a written charter and is comprised solely of independent Directors in accordance with the Nasdaq Listing Qualifications.  Charters for each committee are available on the Company’s website at www.oreillyauto.com, and can be obtained free of charge by written request to the attention of the Secretary at the Company’s address appearing on the first page of this proxy statement or by telephone at (417) 874-7161.

As explained above, Charlie O’Reilly, David O’Reilly, Larry O’Reilly and Rosalie O’Reilly-Wooten do not qualify as independent Directors; therefore, they do not participate on any committee of the Board.

Audit Committee
Number of Members:	Five
Members:	John R. Murphy (Chairman), Jay D. Burchfield, Paul R. Lederer, Ronald Rashkow, Thomas T. Hendrickson
Number of Meetings During the Year Ended December 31, 2012:	Eight
Purpose and Functions:

The Company’s standing Audit Committee was established in accordance with Section (3)(a)(58)(A) of the Exchange Act.  The Audit Committee is responsible for reviewing reports of the Company’s financial results, audits and internal controls, including the Company’s Internal Audit Department, and communicating the results of these evaluations to management.  The Audit Committee recommends the engagement of independent auditors, confers with the external auditors regarding the adequacy of the Company’s financial controls and fiscal policy in accordance with generally accepted auditing standards and directs changes to financial policies or procedures as appropriate.  The Committee also reviews the procedure of the independent registered public accounting firm for ensuring its independence with respect to the services performed for the Company.

The Board has determined that each member of the Audit Committee is “independent” pursuant to the Nasdaq rules, as well as the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act.  In addition, the Board has determined that Mr. Murphy and Mr. Hendrickson, members of the Audit Committee, are both qualified as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission (“SEC”).  During 2012, eight Audit Committee meetings were held.  The Company’s Audit Committee Charter may be viewed on its website at www.oreillyauto.com.

Compensation Committee
Number of Members:	Three
Members:	Jay D. Burchfield (Chairman), Paul R. Lederer, Ronald Rashkow

Number of Meetings During the Year Ended December 31, 2012:	Four
Purpose and Functions:

The purpose of the Compensation Committee is to act on behalf of the Board with respect to the establishment and administration of the policies which govern the annual compensation of the Company’s executive officers.  The Committee has responsibility for defining and articulating the Company’s overall executive compensation philosophy, and administering and approving all elements of compensation for elected executive officers.  The Committee is directly responsible for reviewing and approving the corporate goals and objectives relevant to the Chairman and CEO’s compensation, evaluating his performance based on those goals and objectives, and determining and approving the Chairman and CEO’s compensation level based on this evaluation.  The Company’s Human Resources Department works directly with the Compensation Committee to assist in making recommendations to the Committee for the Chairman and CEO’s total compensation.  The Compensation Committee also oversees the grants and related actions under the Company’s various equity plans.

Because the Company's executive leadership is of critical importance to the Company's success, the succession planning process is led by the Compensation Committee.  This committee reviews the Company's succession planning practices and procedures and makes recommendations to the Board concerning succession developments, while ensuring the appropriate succession plans are in place for key executive positions.

The Committee has the authority to retain consultants and advisors as it may deem appropriate in its discretion.  The Committee has, from time to time, historically utilized third party compensation survey data and/or outside consultant advisors in order to achieve its goal of attracting and retaining executive officers who contribute to the long-term success of the Company.  During 2012, the Company did not engage an outside consultant advisor for compensation advisory services.  During 2012, four Compensation Committee meetings were held.  The Company’s Compensation Committee Charter may be viewed on its website at www.oreillyauto.com.

Corporate Governance/Nominating Committee
Number of Members:	Three
Members:	Paul R. Lederer (Chairman), Jay D. Burchfield, John R. Murphy
Number of Meetings During the Year Ended December 31, 2012:	Four
Purpose and Functions:

The principal purposes of the Corporate Governance/Nominating Committee are: (i) to establish criteria for the selection of Directors and to recommend to the Board the nominees for Director in connection with the Company’s Annual Meeting of our shareholders; (ii) to take a leadership role in shaping the Company’s corporate governance policies and to issue and implement the Corporate Governance Principles of the Company; (iii) to develop and coordinate annual evaluations of the Board, its committees and its members; and (iv) to adhere to all legal standards required by the SEC and Nasdaq.  During 2012, four Corporate Governance/Nominating Committee meetings were held.  The Company’s Corporate Governance Principles may be viewed along with the Corporate Governance/Nominating Committee Charter on its website at www.oreillyauto.com.

The Corporate Governance/Nominating Committee does not have a written policy on the consideration of Director candidates recommended by shareholders.  It is the view of the Board that all candidates, whether recommended by a shareholder or the Corporate Governance/Nominating Committee, shall be evaluated based on the same established criteria for persons to be nominated for election to the Board and its committees.  The established criteria for persons to be nominated for election to the Board and its committees, taking into account the composition of the Board as a whole, at a minimum, includes (a) a candidate’s qualification as “independent” under the federal securities laws and the rules and regulations of the SEC and Nasdaq applicable to the Board and each of its committees; (b) depth and breadth of experience within the Company’s industry and otherwise; (c) outside time commitments; (d) special areas of expertise; (e) accounting and financial knowledge; (f) business judgment; (g) leadership ability; (h) experience in developing and assessing business strategies; (i) corporate governance expertise; (j) risk management skills; and (k) for incumbent members of the Board, the past performance of the incumbent director.  The Corporate Governance/Nominating Committee’s methods for identifying candidates for election to the Company’s Board include the solicitation of possible candidates from a number of sources, including from members of its Board, its executives, individuals personally known to the members of its Board and other research.  The Board believes it is best qualified to evaluate candidates based on its knowledge of the Company’s business structure and the Corporate Governance/Nominating Committee may retain one or more third-party search firms to identify suitable candidates.

The Company’s independent directors held four closed-session meetings during the year ended December 31, 2012, and each independent director attended all four meetings.

Shareholder Nominations

A shareholder who desires to nominate one or more persons for election as director(s) shall deliver “timely notice” (as defined in Section 12, Article II of the Company’s Bylaws) of the shareholder’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement.  In accordance with Section 13, Article II of the Bylaws, such notice shall set forth (i) the name and address of record of the shareholder who intends to make the nomination; (ii) the class and number of shares of the capital stock that are beneficially owned by the shareholder on the date of such notice; (iii) the name, age, business and residential addresses, and principal occupation or employment of each proposed nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee, and other arrangements or understandings known to the shareholder, pursuant to which the nomination or nominations are to be made by the shareholder; (v) any other information regarding each proposed nominee that would be required to be included in a proxy statement filed with the SEC; and (vi) the written consent of each proposed nominee being so named to serve as a Director of the Company.  The presiding officer of a meeting may, if the facts warrant, determine at the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should make that determination, he or she shall so declare at the Annual Meeting, and the defective nomination shall be disregarded.

Director Attendance at Annual Meeting

The Company encourages, but does not require, the members of its Board attend the Annual Meeting.  Each member of the Board attended the Company’s 2012 Annual Meeting, with the exception of Charlie O’Reilly.

Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company.  The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company.  In its oversight role, the Board annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company.  A quarterly risk overview is provided to the Board by the Company’s General Counsel and by the Company’s Vice President of Treasury and Risk Management, which details the Company’s current litigation and current and potential self insurance risks and risk exposures.  The Board has delegated certain risk management oversight responsibility to the Board committees.  As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies.  The Audit Committee reviews, with management, the Company’s financial performance and financing arrangements and meets with the Company’s external auditors to review the Company’s compliance with all applicable financial reporting and Sarbanes-Oxley requirements.  The Corporate Governance/Nominating Committee reviews the Company’s corporate governance guidelines and their implementation and reviews the Corporate Risk Assessment and Management Status Report.  This report identifies the material business risks (including strategic and operational) for the Company as a whole and identifies the controls that respond to and mitigate those risks.  The Corporate Governance/Nominating Committee also receives a Fraud Risk Assessment report from management which reviews the Company’s Code of Conduct and Ethics program compliance as well as the Company’s TIPS Hotline and Corporate policies and procedures.  The Compensation Committee has overall responsibility for executive officer succession planning and reviews succession plans each year.  The Compensation Committee also reviews total compensation for the Company’s management and executives including base salary, incentive compensation, benefits, and perquisites to ensure they are market competitive and consistent with the Company’s performance goals and ensures that the compensation plans and arrangements do not create inappropriate risks.  Each committee regularly reports to the full Board.

Board Diversity

The Board believes that while diversity and variety of experiences and viewpoints represented on the Board should always be considered, a Director nominee should not be chosen, nor excluded, solely or largely because of race, color, religion, disability, age, gender, national origin or sexual orientation or identity.  In selecting a Director nominee, the Corporate Governance/Nominating Committee focuses on skills, viewpoints, expertise and background that would complement the existing Board.  The Corporate Governance/Nominating Committee will also consider diversity in market knowledge, experience, employment, and other factors.  Decisions by the Board regarding continued service of Directors are made based on expected contributions to the Board in furtherance of the interests of shareholders, not based on race, color, gender or other demographic orientation or identity.  The Board does not have a formal policy on Board diversity as it relates to the selection of nominees for the Board.

Compensation of Directors

Independent Directors

Independent Directors are paid an annual fee and meeting fees for attendance at each Board and Committee meeting, with the Lead Director receiving an additional annual fee for service on the Board.  Each Committee Chairman is paid an additional fee for service as chairman of each respective Committee.  As an incentive for recruiting and retaining qualified Directors, the Company also maintains a Director Stock Plan.  This plan provides for an annual award to each independent Director of restricted shares that vest equally over a three-year period and/or the grant of non-qualified stock options to purchase shares of the Company’s common stock at a per share exercise price equal to the fair market value of the Company’s common stock on the date the option is granted, which fully vest after six months and have a life of seven years.  Upon resignation from the Board for any reason other than retirement, death or disability, all outstanding stock awards are immediately forfeited.  The Board makes an annual determination of the number of restricted shares and/or the grant of a number of stock options to be awarded to every independent Director under the Director Stock Plan.

The following table summarizes the compensation paid to the independent Directors, including stock awards, for the year ended December, 31, 2012:

Annual fee	$40,000
Annual Lead Director fee	$10,000
Committee Chairman fees	$10,000: Audit Committee
$7,500: Compensation Committee
$5,500: Corporate Governance/Nominating Committee
Board of Director meeting fees	$2,500 for attendance at each quarterly meeting of the Board
Special meeting fees	$1,000 for attendance at each special meeting of the Board
Restricted stock

In fiscal 2012, each independent Director was awarded a number of restricted shares valued at $100,000.  The restricted shares vest in equal annual installments over a three-year period commencing on the first anniversary of the award.  Each independent Director received 977 restricted shares awarded at a price of $102.39 per share.

Non-qualified stock options	No stock option awards were granted during 2012.

Independent Director fees in the aggregate amount of $302,000 were paid during 2012.

Affiliated Directors

The Affiliated Director Compensation Plan provides for an annual cash retainer of $160,000 and quarterly meeting fees of $2,500 for attendance at each Board meeting to each of the affiliated Directors (Charlie O’Reilly, Larry O’Reilly and Rosalie O’Reilly-Wooten).

The Company does not pay additional fees, over and above his annual salary, to David O’Reilly for his service to the Board.

The following table summarizes the compensation paid to all Directors, other than David O’Reilly, for the year ended December 31, 2012:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)	Option Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(b)	Total ($)
Charlie O’Reilly	-	-	-	-	-	170,000	170,000
Larry O’Reilly	-	-	-	-	-	170,000	170,000
Rosalie O’Reilly-Wooten	-	-	-	-	-	170,000	170,000
Jay D. Burchfield	61,500	100,035	-	-	-	-	161,535
Thomas T. Hendrickson	54,000	100,035	-	-	-	-	154,035
Paul R. Lederer	69,500	100,035	-	-	-	-	169,535
John R. Murphy	64,000	100,035	-	-	-	-	164,035
Ronald Rashkow	53,000	100,035	-	-	-	-	153,035

(a)

Option awards granted to the Directors become 100% exercisable with respect to the covered shares six months from the date of grant and expire after seven years.  The table below summarizes the Directors’ outstanding stock option awards as of December 31, 2012:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
Charlie O'Reilly, Jr.	5,000	-
Larry O'Reilly	5,000	-
Rosalie O'Reilly-Wooten	5,000	-
Jay D. Burchfield	15,000	-
Thomas T. Hendrickson	5,000	-
Paul R. Lederer	15,000	-
John R. Murphy	3,000	-
Ronald Rashkow	15,000	-

(b)

The All Other Compensation column represents amounts during 2012 paid under the Affiliated Director Compensation Plan (discussed in detail above in the Compensation of Directors – Affiliated Directors section of this report).

In addition, all Directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at Board meetings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, nor has ever been, an officer or an employee of the Company or any of its subsidiaries.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section describes the compensation packages of the Company’s principal executive officer, principal financial officer, two other most highly compensated executive officers and the most highly compensated Senior Vice President who were employed by the Company on December 31, 2012 (we refer to such individuals as the “Named Executive Officers” or “NEOs” in this proxy statement).  The Company’s NEOs and their positions are identified below:

·	David O’Reilly – Chairman of the Board
·	Greg Henslee – Chief Executive Officer and Co-President (Chief Executive Officer and President as of January 1, 2013)
·	Ted F. Wise – Chief Operating Officer and Co-President (Executive Vice President of Expansion as of January 1, 2013)
·	Thomas McFall – Chief Financial Officer and Executive Vice-President of Finance
·	Jeff Shaw – Senior Vice-President of Store Operations and Sales (Executive Vice-President of Store Operations and Sales as of January 1, 2013)

Executive summary

The Compensation Committee of the Company’s Board is responsible for reviewing the performance of both the Company’s NEOs and the broader Senior Vice President group (together, its “executive officers”), recommending to the Board compensation packages and specific compensation levels for its executive officers and other management team members, establishing policies and guidelines for other benefit programs and administering the award of stock options and other stock-based incentives under the Company’s incentive plans.

At our 2012 Annual Meeting, over 93% of the votes cast in the advisory vote on executive compensation, which were present and entitled to vote on the matter, were in favor of the compensation of our NEOs as disclosed in our 2012 proxy statement.  We believe that the outcome of this proposal evidences the commitment of our Compensation Committee to open dialogue with our shareholders regarding our executive compensation program, and the Compensation Committee has and will continue to consider these voting results and shareholder sentiments generally as it formulates and implements an executive compensation program designed to align the long-term interests of our executive officers with our shareholders.

The policies and procedures of the Compensation Committee are designed to assist the Company’s Board in its oversight of the implementation and effectiveness of its policies and strategies regarding the investment in the Company’s largest asset, its employees (whom the Company refers to as “Team Members”).  These strategies and policies include, but are not limited to:

•	recruiting and retaining qualified Team Members;
•	the career development and progression of Team Members;
•	management succession, in conjunction with the Company’s Corporate Governance/Nominating Committee; and
•	employment practices.

Compensation objectives and philosophy

The main objective of the Company’s compensation philosophy is to provide its executive officers and management with a total compensation package that is competitive and equitable, and which encourages and rewards performance based in part upon the Company’s performance in terms of increases in shareholder value.  The Company’s compensation objectives include both long-term, share-based incentives and short-term, cash incentives.  The Company believes that aligning the interests of its executives and management with those of its shareholders further promotes the success of not only the Company, but also its Team Members.

Risk assessment of compensation programs

The Compensation Committee has reviewed the potential effects of the various components of the Company’s executive officers’ compensation and benefits programs on individual and collective behavior and, ultimately, on its risk profile and overall approach to risk management.  During its review, the Committee focused on the Company’s short-term incentives, long-term incentives, and change-in-control benefits as having the greatest potential to create incentives for individual or collective risk taking.  Following a thorough review of these and the other components of the Company’s compensation and benefits programs, the Committee has determined that the programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either its risk profile or overall approach to risk management.

Additionally, the Company’s non-executive officer and management compensation policies and practices do not excessively incentivize or create need for inappropriate risk-taking by its Team Members and therefore, it is not reasonably likely that current compensation policies and practices would have a material adverse effect on the Company.

Overview of compensation programs

The key elements of the compensation packages for the Company’s executive officers are base salary, annual cash incentive compensation and long-term, share-based incentives.  In determining the composition of elements in each compensation package, the Compensation Committee looks to create a balanced set of rewards, utilizing market-driven influences and external compensation benchmarks, as well as current cash considerations.  To ensure that the Company thrives in the competitive talent market, the Compensation Committee reviews industry resources, references and other benchmark reports to determine competitive market ranges and reasonable levels of compensation.  The Company did not engage a compensation consultant for fiscal 2012.

In reviewing the compensation packages of each of the Company’s executive officers and management, the Compensation Committee tallies the corresponding dollar value of each element of an individual’s compensation, including salary, incentive compensation, accumulated realized and unrealized share-based compensation gains, the dollar value to such individual and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated benefits under the Company’s non-qualified deferred compensation program and the potential impact of several potential severance and change-in-control scenarios.  For new appointments to executive management, the Company’s management presents compensation recommendations to the Committee for consideration.

Competitive assessments

The Company’s Human Resources Department provides the Committee with industry benchmark information and compensation survey data.  The Committee considers the Company’s relative performance compared with an established group of peer companies in the automotive aftermarket industry and other specialty retailers.

The Compensation Committee reviews the Company’s peer group, as necessary, to ensure that the comparisons are meaningful.  The Committee evaluates peers which conduct business outside of the automotive aftermarket industry based on criteria such as revenue, operating margin, profit margin and market capitalization.  The Committee also considers broad-based survey data, compiled by Equilar, of total compensation for top management at companies with total revenues comparable to the total revenues of the Company.  The Committee uses the industry and market survey data as a context in reviewing the overall compensation levels and maintaining a reasonable and competitive compensation program.  The Committee does not use this data to set specific compensation benchmarks for a position.  Rather, the Committee evaluates the overall performance of the Company and the individual performance of management to set compensation at reasonable and competitive levels.

The companies comprising the 2012 peer group for the Company are identified in the table below and include companies with a market capitalization ranging from $0.2 billion to $31 billion.  As of December 31, 2012, the median market capitalization of the Company’s 2012 peer group was $8 billion and the Company’s market capitalization was $10 billion.

Peer Name	Peer Ticker Symbol (if applicable)
Advance Auto Parts, Inc.	AAP
AutoNation, Inc.	AN
AUTOZONE, Inc.	AZO
Bed Bath & Beyond, Inc.	BBBY
Dick's Sporting Goods, Inc.	DKS
Dollar Tree, Inc.	DLTR
Fastenal Company	FAST
Foot Locker, Inc.	FL
Genuine Parts Company	GPC
W.W. Grainger, Inc.	GWW
The Pep Boys - Manny, Moe & Jack	PBY
PetSmart, Inc.	PETM
RadioShack Corporation	RSH
The Sherwin-Williams Company	SHW
Tractor Supply Company	TSCO
YUM! Brands, Inc.	YUM
BJ's Wholesale Club, Inc.
Collective Brands, Inc.

Base salary

In determining annual base salary, it is the Compensation Committee’s goal to bring the salaries of the Company’s executive officers and management in line with base compensation being paid by its peer group.  The Compensation Committee specifically reviews compensation information for other publicly traded automotive aftermarket companies and compensation surveys and data for other specialty retailers.  The Compensation Committee believes that the Company’s principal competitors for its executive officers are not necessarily the same companies that would be included in a peer group compiled for purposes of comparing shareholder returns.  Consequently, the companies that are reviewed for such compensation purposes, as noted in “Overview of Compensation Programs,” may not be the same as the companies comprising the Nasdaq Retail Trade Stocks Total Return Index, Nasdaq United States Stock Market Total Returns Index or the Standard and Poor’s 500 Index included in the Annual Shareholders’ Report of the Company for 2012 that accompanies this proxy statement.  The Compensation Committee established increased base salary levels in 2012 for the Company’s NEOs to maintain compensation at competitive levels and to reflect its performance and the individual performance of each of its NEOs.

Incentive compensation plan

The Compensation Committee has established an incentive compensation plan for the Company’s executive officers based upon certain objective performance goals.  At the beginning of each year, a comprehensive operating plan is developed which contains estimates for the Company’s projected performance for the year.  The operating plan is compiled by reviewing the Company’s historical performance, trends in the automotive aftermarket and retail industry and the performance of industry peers and other comparable companies.  The targets for incentive compensation plans set by the Compensation Committee generally correspond to this operating plan – the comprehensive operating plan for the 2012 fiscal year was approved by the Company’s Board of Directors in February of 2012, and reflects the projected results for the 2012 fiscal year.  The Company financial performance metrics utilized by the Compensation Committee include sales performance, operating income performance and financial returns, as well as various balance sheet measures – the metrics used for the year ended December 31, 2012, are identified in the table below:

Performance Metric	Weight of Performance Metric - Target
Comparable store sales (1)	30%
Operating income as a percentage of sales	30%
Inventory turnover, net of payables (2)	20%
Free cash flow (3)	20%

(1)	Calculated based on the change in sales of stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members.
(2)

Calculated as cost of goods sold for the last 12 months divided by average net inventory.  Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.

(3)	Calculated as net cash provided by operating activities less capital expenditures for the period.

The Company’s actual performance in each of these areas is compared to the individual targets predetermined by the Committee, in order to determine the incentive amount, if any, achieved by each executive officer.  Upon achievement of such performance goals, executive officers receive incentive compensation based upon a percentage of their respective base salaries for the attainment of a defined performance goal.  The overall potential value varies depending upon the executive’s position; however, under the Company’s 2012 Incentive Award Plan, the maximum aggregate amount of cash compensation which may be paid to any one participant in any year in respect of all awards that are intended to constitute performance-based compensation is $10,000,000.    For 2012, the Company’s Chief Executive Officer had a cumulative target of 100% of his base salary, its Chief Operating Officer and Chief Financial Officer each had cumulative targets of 80% of their respective base salaries and its Senior Vice Presidents each had cumulative targets of 50% of their respective base salaries.

The targets for the Company’s executive officers are highly confidential and competitively sensitive.  The Company believes that if it were to publish its targets, it would allow competitors to recreate its internal forecasts and gain valuable insight on its business strategies.  Such public disclosure could materially harm the Company’s competitive position within its industry.  Because the targets are confidential, the Company believes that the best indication of its performance against target is its track record with respect to incentive payouts.  The Company sets target achievement levels for its executives with respect to these performance metrics based on the Board-approved operating plan, which reflects projected Company performance for the upcoming fiscal year, and the targets are calibrated such that they are challenging enough to require strong and consistent effort by the executives in order to be achieved.  The Company’s actual performance above projections would result in payouts above target levels and would likely also result in an increase in total shareholder value.  Due to the Company’s strong financial performance over the past five years, annual incentive payouts under the executive plan have exceeded target each year and have ranged from 150% to 403% of target.

The following table summarizes the 2012 performance incentive compensation plan targets and payouts for each of the Company’s NEOs who participated in the plan:

Named Executive Officer	Base Salary ($)	Target (%)	Target ($)	Incentive Achieved (%)	Incentive Achieved ($)
Chief Executive Officer	985,000	100	985,000	185	1,827,065
Chief Operating Officer	655,000	80	524,000	185	971,961
Chief Financial Officer	575,000	80	460,000	185	853,248
Senior Vice President of Store Operations and Sales	250,000	50	125,000	185	231,861

Long-term, stock-based incentives

The Company offers long-term incentives for executive officers and management in the form of stock option and restricted stock awards.  Stock options and restricted stock may be awarded to the Company’s NEOs, upper- and middle-managers and other key personnel.

The Company believes that its stock-based incentive award programs are an important component of compensation as an incentive for long-term corporate performance.  The Compensation Committee has determined that the annual award of restricted stock or grant of stock options to the Company’s executive officers is a key component of each executive officer’s total compensation package based on his duties.  The amounts of such restricted stock awards and/or stock option grants are determined by the Compensation Committee annually in conjunction with performance reviews and salary adjustments during the February Compensation Committee meeting.  In determining whether and how many restricted stock awards and/or stock options should be granted, the Compensation Committee considers the responsibilities and seniority of each of the executive officers, as well as the Company’s financial performance and other factors as it deems appropriate, consistent with its compensation philosophy and policies.  The restricted stock awards and stock options awarded by the Compensation Committee in 2012, as reflected in the Grants of Plan Based Awards table, include an annual award of restricted stock or grant of stock options, as the case may be, determined by the Compensation Committee in consideration of the factors described above.

In the past, the Compensation Committee has reviewed and considered using other equity-based incentives for the long-term compensation component.  After a thorough analysis, including the use prior to 2012 of a national consulting firm, stock options and restricted stock awards were determined to be the most effective methods of aligning management interests with those of the Company’s shareholders.

The Compensation Committee has also established specific stock option awards to be granted upon the achievement of certain defined positions of employment.  These are automatic grants that occur on the date of promotion or appointment to such positions with an option price equal to the fair market value of the common stock underlying the option on such date.  It is the Company’s belief that these position-related grants provide additional incentive to its executives, management and other Team Members to set personal long-term employment goals.  In furtherance of this belief, the Company also has a Team Member stock purchase plan that enables Team Members to purchase its common stock at a discount through payroll deductions and a 401(k) plan under which Team Members can invest in its common stock.  In addition, the Compensation Committee may grant stock option awards in connection with a material business event, such as a large acquisition.  The Compensation Committee believes that these special stock option awards provide additional incentive to the Company’s executive officers, management and other Team Members to ensure these material acquisitions are integrated effectively and efficiently.  During 2012,  Jeff Shaw, Senior Vice President of Store Operations and Sales received a position-level stock option award upon his promotion to Executive Vice President of Store Operations and Sales.  Other than this position-level stock option award, no other position-level stock option awards, or other special stock option awards in connection with a material business event, were granted during 2012 for NEOs.

Other

The Company sponsors a 401(k) Profit Sharing and Savings Plan (the “401(k) Plan”) that allows Team Members to make plan contributions on a pre-tax basis.  The Company matches 100% of the first 2% of the Team Member’s compensation, and 25% of the next 4% of the Team Member’s compensation.  Although executive officers are eligible to participate in the 401(k) plan, the application of the annual limitations on contributions under Section 401(a)(17) of the Internal Revenue Code prevents highly compensated employees, as defined by the Internal Revenue Code, from participating at the same levels as non-highly compensated employees.  The O’Reilly Automotive Deferred Compensation Plan (the “Deferred Compensation Plan”) provides executive officers who participate in the 401(k) Plan with the opportunity to defer up to the full 6% of covered compensation by making contributions to the Deferred Compensation Plan that are then matched by the Company as if they had been made under the 401(k) Plan.  The Deferred Compensation Plan is solely intended to restore contributions lost because of the application of the annual limitations under the

Internal Revenue Code that are applicable to the 401(k) Plan.  This benefit, which assists executive officers in accumulating funds for retirement, is consistent with observed competitive practices of similarly situated companies.

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year.  The limitation applies only to compensation which is not considered to be performance-based, within the meaning of Section 162(m).  The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor.  Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive based compensation programs tied to the Company’s financial performance or share-based awards in the form of restricted stock or restricted stock units, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.  The Company believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

In addition, the Company provides its executive officers with certain perquisites which the Compensation Committee believes are reasonable and consistent with the objectives of attracting and retaining superior Team Members, as well as maintaining a competitive total compensation package for the executive officers.  Perquisites can include personal use of a Company automobile, reimbursement for health and country club memberships and reimbursements under the Company’s Executive Management Medical Reimbursement Benefit Plan.  Perquisite amounts for the Company’s NEOs are included in the below Summary Compensation Table in the column “All Other Compensation.”

Compensation mix

The following table summarizes the Company’s 2012 compensation mix, which includes base salary, equity and non-equity incentive compensation and/or restricted stock awards or stock options, for each of its NEOs:

Named Executive Officer	Base Salary	Equity Incentive Compensation	Stock Options	Non-Equity Incentive Compensation	Other Benefits	Total Compensation
Chairman of the Board	64%	33%	0%	0%	3%	100%
Chief Executive Officer	25%	0%	26%	48%	1%	100%
Chief Operating Officer	30%	0%	23%	45%	2%	100%
Chief Financial Officer	28%	0%	28%	42%	2%	100%
Senior Vice President of Store Operations and Sales	24%	0%	51%	23%	2%	100%

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in O’Reilly Automotive, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012.

                                                                        Respectfully submitted,

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF O’REILLY AUTOMOTIVE, INC.

Jay D. Burchfield

Chairman of the Compensation Committee

Paul R. Lederer

Member of the Compensation Committee

Ronald Rashkow

                                                                        Member of the Compensation Committee

EXECUTIVE COMPENSATION TABLES

The following table summarizes the annual compensation paid to or earned by the Company’s NEOs for the fiscal years ended December 31, 2012, 2011 and 2010:

SUMMARY COMPENSATION TABLE
Name And Principal Position	Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
David O’Reilly	2012	546,154	-	275,034	-	-	-	28,517	(e)	849,705
Chairman of the Board	2011	525,000	-	262,527	-	-	-	27,097	(f)	814,624
	2010	520,192	-	-	288,750	-	-	27,619	(g)	836,561
Greg Henslee	2012	971,923	-	-	984,604	1,827,065	-	54,445	(e)	3,838,037
Chief Executive Officer and	2011	892,308	-	-	956,145	1,797,265	-	50,534	(f)	3,696,252
Co-President	2010	842,308	-	-	577,500	3,429,089	-	47,799	(g)	4,896,696
Ted F. Wise	2012	650,923	-	-	491,051	971,961	-	43,767	(e)	2,157,702
Chief Operating Officer and	2011	625,654	-	-	500,783	1,004,072	-	93,691	(f)	2,224,200
Co-President	2010	605,385	-	-	404,250	1,968,700	-	33,732	(g)	3,012,067
Thomas McFall	2012	567,308	-	-	574,765	853,248	-	34,739	(e)	2,030,060
Chief Financial Officer and Executive	2011	513,461	-	-	557,748	838,723	-	32,704	(f)	1,942,636
Vice-President of Finance	2010	434,616	-	-	346,500	1,452,320	-	31,333	(g)	2,264,769
Jeff Shaw	2012	246,154	-	-	526,008	231,861	-	20,013	(e)	1,024,036
Senior Vice-President of Store	2011	221,923	-	-	71,702	224,658	-	18,938	(f)	537,221
Operations and Sales	2010	202,692	-	41,252	-	82,517	-	15,547	(g)	342,008

(a)	The Salary column includes the portion of salary deferred at NEO’s election under the Company’s Profit Sharing and Savings Plan and/or Deferred Compensation Plan.
(b)

The Stock Awards column refers to restricted share awards granted in 2010, 2011 and 2012, as further discussed in the Incentive compensation plan and Long-term stock-based incentives sections of the Compensation Discussion and Analysis portion of this report.  All restricted shares awarded vest in equal installments over a three-year period commencing on the first anniversary of the award.

(c)

The Option Awards column refers to the option awards granted to the NEOs, which become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant and the remainder become exercisable four years from the date of grant.  The option awards granted to Mr. O’Reilly and Mr. Wise are eligible for immediate vesting upon their retirement provided that they provide notice of their intent to retire one year prior to their retirement date.  The amounts recognized in the above table reflect the grant date fair value of stock option awards granted during 2010, 2011 and 2012.  During the fiscal years ended December 31, 2012, 2011 and 2010, no option awards were forfeited by the named executives.  The grant date fair value of option awards was determined using the Black-Scholes option-pricing model.  The Black-Scholes model requires the use of assumptions, including expected volatility, expected life, the risk free rate and the expected dividend yield.  Please see the footnotes to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for further discussion of these assumptions.

(d)

The Non-Equity Incentive Plan Compensation column refers to the cash payouts under the Company’s annual performance incentive plans, which are paid in the year following the plan year.  Detailed descriptions of the annual performance incentive plans can be found in the Incentive compensation plan section of the Compensation Discussion and Analysis portion of this report.

(e)

Includes Company contributions of $16,385, $29,158, $27,058, $17,019 and $9,069 to its Profit Sharing and Savings Plan and/or Deferred Compensation Plan made on behalf of David O’Reilly, Greg Henslee, Ted F. Wise, Thomas McFall and Jeff Shaw, respectively.

(f)

Includes Company contributions of $15,750, $26,769, $77,831, $16,096 and $9,133 to its Profit Sharing and Savings Plan and/or Deferred Compensation Plan made on behalf of David O’Reilly, Greg Henslee, Ted F. Wise, Thomas McFall and Jeff Shaw, respectively.

(g)

Includes Company contributions of $15,577, $25,269, $18,162, $17,384 and $6,057 to its Profit Sharing and Savings Plan and/or Deferred Compensation Plan made on behalf of David O’Reilly, Greg Henslee, Ted F. Wise, Thomas McFall and Jeff Shaw, respectively.

The following table summarizes all awards granted during the year ended December 31, 2012, to each of the NEOs:

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(b)	All Other Option Awards: Number of Securities Underlying Options (#)(c)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
David O’Reilly	2/2/2012	-	-	-	-	-	-	3,373	-	-	275,034
Greg Henslee	2/2/2012	-	985,000	-	-	-	-	-	36,214	81.54	984,604
Ted F. Wise	2/2/2012	-	524,000	-	-	-	-	-	18,061	81.54	491,051
Thomas McFall	2/2/2012	-	460,000	-	-	-	-	-	21,140	81.54	574,765
Jeff Shaw	2/2/2012	-	125,000	-	-	-	-	-	2,758	81.54	74,986
Jeff Shaw	12/13/2012	-	-	-	-	-	-	-	15,000	90.79	451,022

(a)

The Estimated Future Payouts Under Non-Equity Incentive Plan Awards - Target column refers to the potential cash payouts under the Company’s annual performance incentive plans for 2012, which would be paid during 2013.  The Compensation Committee approved the goals for the 2012 incentive plans in February of 2012.  The payout amounts for each NEO for 2012 were reviewed and approved by the Compensation Committee and the Board in January of 2013, upon completion of the consolidated financial statements for the fiscal year ended December 31, 2012.  The Summary Compensation Table details amounts actually paid under the 2012 annual performance incentive plans in the Non-Equity Incentive Plan Compensation column, which was paid in the year following the plan year.  Detailed descriptions of the annual performance incentive plans can be found in the Incentive compensation plan and Long-term stock-based incentives sections of the Compensation Discussion and Analysis portion of this report.

(b)	The All Other Stock Awards: Number of Shares of Stock or Units column refers to restricted shares granted to NEOs, which vest in three equal installments on February 2, 2013, 2014 and 2015.
(c)

The All Other Option Awards: Number of Securities Underlying Options column refers to stock option awards granted to the NEOs, which become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant, while the remainder become exercisable four years from the date of grant.  The award granted to Mr. Wise in 2012 is eligible for immediate vesting upon his retirement provided that he provides notice of his intent to retire one year prior to his retirement date.

The following table identifies information concerning unexercised stock options, stock options that have not vested and stock awards that have not vested for each of the NEOs as of December 31, 2012:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David O’Reilly	80,000	-		-	23.20	02/03/2015	-	-	-	-
	15,000	-		-	24.84	04/06/2015	-	-	-	-
	45,000	-		-	32.78	02/09/2016	-	-	-	-
	35,000	-		-	34.71	02/15/2017	-	-	-	-
	25,000	-		-	28.70	02/14/2018	-	-	-	-
	25,000	-		-	22.65	07/11/2018	-	-	-	-
	18,750	6,250	(a)	-	28.69	02/10/2019	-	-	-	-
	12,500	12,500	(b)	-	39.52	02/11/2020	-	-	-	-
	-	-		-	-	-	6,379 (c)	570,410	-	-
Greg Henslee	15,000	-		-	24.84	04/06/2015	-	-	-	-
	50,000	-		-	32.78	02/09/2016	-	-	-	-
	50,000	-		-	34.71	02/15/2017	-	-	-	-
	50,000	-		-	28.70	02/14/2018	-	-	-	-
	100,000	-		-	22.65	07/11/2018	-	-	-	-
	37,500	12,500	(a)	-	28.69	02/10/2019	-	-	-	-
	25,000	25,000	(b)	-	39.52	02/11/2020	-	-	-	-
	12,052	36,154	(d)	-	58.21	02/08/2021	-	-	-	-
	-	36,214	(e)	-	81.54	02/02/2022	-	-	-	-
Ted F. Wise	30,000	-		-	23.20	02/03/2015	-	-	-	-
	15,000	-		-	24.84	04/06/2015	-	-	-	-
	45,000	-		-	32.78	02/09/2016	-	-	-	-
	45,000	-		-	34.71	02/15/2017	-	-	-	-
	35,000	-		-	28.70	02/14/2018	-	-	-	-
	10,000	-		-	27.99	02/20/2018	-	-	-	-
	75,000	-		-	22.65	07/11/2018	-	-	-	-
	33,750	11,250	(a)	-	28.69	02/10/2019	-	-	-	-
	17,500	17,500	(b)	-	39.52	02/11/2020	-	-	-	-
	6,312	18,936	(d)	-	58.21	02/08/2021	-	-	-	-
	-	18,061	(e)	-	81.54	02/02/2022	-	-	-	-
Thomas McFall	25,000	-		-	31.69	05/31/2016	-	-	-	-
	15,000	-		-	32.06	12/31/2016	-	-	-	-
	10,000	-		-	34.71	02/15/2017	-	-	-	-
	15,000	-		-	28.70	02/14/2018	-	-	-	-
	15,000	-		-	28.70	02/14/2018	-	-	-	-
	22,500	7,500	(a)	-	28.69	02/10/2019	-	-	-	-
	15,000	15,000	(b)	-	39.52	02/11/2020	-	-	-	-
	7,030	21,090	(d)	-	58.21	02/08/2021	-	-	-	-
	-	21,140	(e)	-	81.54	02/02/2022	-	-	-	-
Jeff Shaw	7,500	-		-	24.84	04/06/2015	-	-	-	-
	35,000	-		-	22.65	07/11/2018	-	-	-	-
	904	2,711	(d)	-	58.21	02/08/2021	-	-	-	-
	-	2,758	(e)	-	81.54	02/02/2022	-	-	-	-
	-	15,000	(f)	-	90.79	12/13/2022	-	-	-	-
	-	-		-	-	-	249 (g)	22,266	-	-

(a)	Represents stock options granted on February 10, 2009, which become exercisable in four equal installments on February 10, 2010, 2011, 2012 and 2013.
(b)	Represents stock options granted on February 11, 2010, which become exercisable in four equal installments on February 11, 2011, 2012, 2013 and 2014.
(c)

Represents restricted shares granted on February 8, 2011, and February 2, 2012.  The restricted shares granted on February 8, 2011, vest in two installments of 1,503 shares on February 8, 2013, and 1,503 shares on February 8, 2014.  The restricted shares granted on February 2, 2012, vest in three installments of 1,125 shares on February 2, 2013, 1,124 shares on February 2, 2014, and 1,124 shares on February 2, 2015.

(d)	Represents stock options granted on February 8, 2011, which become exercisable in four equal installments on February 8, 2012, 2013, 2014 and 2015.
(e)	Represents stock options granted on February 2, 2012, which become exercisable in four equal installments on February 2, 2013, 2014, 2015 and 2016.
(f)	Represents stock options granted on December 13, 2012, which become exercisable in four equal installments on December 13, 2013, 2014, 2015 and 2016.
(g)	Represents restricted shares granted on December 31, 2010, which vest one installment of 249 shares on December 31, 2013.

The following table summarizes option awards exercised and shares of restricted stock awards, which vested during the year ended December 31, 2012, and the aggregate dollar values realized upon such exercise or vesting for each of the NEOs:

	OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired On Vesting (#)(a)	Value Realized On Vesting ($)
David O’Reilly	157,500	12,784,846	1,504	125,494
Greg Henslee	91,100	6,788,514	-	-
Ted F. Wise	41,100	2,709,757	-	-
Thomas McFall	62,500	3,899,772	-	-
Jeff Shaw	20,000	1,404,894	547	48,913

(a)

Reflects the vesting of restricted stock awards granted in 2009, 2010 and 2011.  All restricted shares awarded vest in equal installments over a three-year period commencing on the first anniversary of the award.

The following table identifies information regarding the contributions by each NEO and the Company under the O’Reilly Automotive, Inc. Deferred Compensation Plan for the year ended December 31, 2012, as well as information on aggregate earnings, withdrawals and balances for each NEO:

NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions In Last Fiscal Year ($)(a)	Registrant Contributions In Last Fiscal Year ($)(b)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance At Last Fiscal Year End ($)
David O’Reilly	28,317	11,327	81,482	-	596,676
Greg Henslee	100,697	30,196	95,326	-	799,700
Ted F. Wise	351,814	21,033	320,094	-	2,752,269
Thomas McFall	52,471	11,750	32,871	-	263,104
Jeff Shaw	183,587	4,233	75,191	-	813,595

(a)	All NEO contribution amounts have been included in the Salary column of the Summary Compensation Table.
(b)	All Company contribution amounts have been included in the All Other Compensation column of the Summary Compensation Table.

The Deferred Compensation Plan provides executive officers who participate in the 401(k) Plan with the opportunity to defer up to the full 6% of covered compensation, including salary and incentive based compensation, by making contributions to the Deferred Compensation Plan that are then matched by the Company as if they had been made under the 401(k) Plan.  The Deferred Compensation Plan is solely intended to restore contributions lost because of the application of the annual limitations under the Internal Revenue Code that are applicable to the 401(k) Plan.  Executive officers may elect to defer their base compensation, incentive compensation and/or bonuses to the Deferred Compensation Plan.  Executive officers can elect to allocate their contributions, as well as the Company matching contributions, to various equity, bond or fixed income funds, or a combination thereof, and all interest and/or earnings which may be credited to the executive officer’s account are based on the applicable fund’s market performance.

Executive officers may elect to receive distributions at retirement or starting in a specific future year before or after anticipated retirement and may elect to receive the distribution in a lump sum or in periodic payments.

Potential Payments on Termination or Change in Control

Change in Control Agreements

The Company has entered into change in control agreements with certain NEOs, which become effective only upon a Change in Control (as defined in such agreements).  In addition, under the Company's Incentive Plans there is acceleration of vesting with respect to options and restricted stock upon a Change in Control (as defined in the applicable Incentive Plan).

With respect to the change in control agreements, if upon or within six months after a Change in Control, any of the NEOs with a valid change in control agreement terminates his employment for “Good Reason” or such executive’s employment is terminated by the Company without cause or by reason of death or disability, then the executive will be entitled to:

•	An amount equal to one times the executive’s annual salary;
•	Immediate vesting and exercisability of all outstanding stock options, restricted stock or other equity or equity-based awards;
•	All accrued but unpaid incentive compensation including any unpaid annual incentive compensation earned in previous years and a prorated portion of current year target incentive compensation;
•	Continuation of insurance coverage for 18 months;
•	A gross-up payment for excise taxes, if applicable; and
•	All legal fees and expenses incurred in disputing the termination of the executive’s employment.

The following table shows the amounts that those NEOs who have entered into change in control agreements would have received if their employment had been terminated due to a Change in Control on December 31, 2012.  Based on the calculations as of such date, no gross-up payment for excise taxes would be due to any NEO.  The unvested option grants and unvested restricted share awards vest pursuant to the terms of the Incentive Plans upon a Change in Control irrespective of a termination of employment.  This table does not include amounts related to the NEOs’ vested benefits under the Company’s deferred compensation plan or pursuant to stock option grants or restricted share awards, which are described in the tables above.

Name		Amount ($)
David O'Reilly
	One Times Annual Salary	550,000
	Unvested Stock Option Grants	1,003,313
	Unvested Restricted Share Awards	570,410
	Incentive Compensation	-
	Continuation of Insurance Coverage	17,644
Total		2,141,367

Greg Henslee
	One Times Annual Salary	985,000
	Unvested Stock Option Grants	3,420,358
	Unvested Restricted Share Awards	-
	Incentive Compensation	985,000
	Continuation of Insurance Coverage	23,620
Total		5,413,978

Ted F. Wise
	One Times Annual Salary	655,000
	Unvested Stock Option Grants	2,289,776
	Unvested Restricted Share Awards	-
	Incentive Compensation	524,000
	Continuation of Insurance Coverage	23,620
Total		3,492,396

Jeff Shaw
	One Times Annual Salary	250,000
	Unvested Stock Option Grants	106,343
	Unvested Restricted Share Awards	22,266
	Incentive Compensation	125,000
	Continuation of Insurance Coverage	27,037
Total		530,646

In addition, if a Change in Control had occurred on December 31, 2012, Thomas McFall, who is not party to a change in control agreement, would have received $2,028,777 with respect to acceleration of Unvested Stock Option Grants pursuant to the terms of the Incentive Plans.

Employment Arrangements with Executive Officers

The Company entered into a written employment agreement effective January 1, 1993, with David O’Reilly.  Such agreement provides for Mr. O’Reilly to be employed by the Company for a minimum period of three years and automatically renews for each calendar year thereafter.  As compensation for services rendered to the Company, the agreement provides for Mr. O’Reilly to receive (i) a base annual salary adjusted annually, and (ii) a bonus, the amount of which is determined by reference to such criteria as may be established by the Compensation Committee.  Mr. O’Reilly, in consultation with the Compensation Committee, has elected to exclude himself from participating in the bonus portion of his employment agreement pursuant to his responsibilities of providing strategic direction and guidance to the company and his more limited role in the Company’s day-to-day operational activities.

Mr. O’Reilly’s employment may be terminated by the Company for cause (as defined in the agreement) or without cause.  If Mr. O’Reilly’s employment is terminated for cause or if Mr. O’Reilly resigns, his salary and bonus rights will cease on the date of such termination or resignation.  If the Company terminates Mr. O’Reilly without cause, all compensation payments will continue through the remainder of the agreement’s term.  If Mr. O’Reilly had terminated employment on December 31, 2012, such payments would have totaled approximately $2,141,367.  Pursuant to his agreement, Mr. O’Reilly has agreed, for so long as he is receiving payments thereunder, to adhere to certain confidentiality obligations and refrain from engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states in which the Company operates without prior written consent of the Company.

Director Compensation

Please see the "Compensation of Directors" section of this report for a discussion of the manner in which the Company's directors are compensated.

Certain Relationships and Related Transactions

The Company leases certain land and buildings related to 73 of its O’Reilly Auto Parts stores and one of its bulk facilities under fifteen- and twenty-year operating lease agreements with entities in which David O’Reilly, Larry O’Reilly, Charlie O’Reilly and Rosalie O’Reilly-Wooten, or members of their families, are affiliated.  In addition, the Company leases certain land and buildings related to four of its O’Reilly Auto Parts stores under fifteen-year operating lease agreements with certain of the Company’s executive officers.  Generally, these lease agreements provide for renewal options for an additional five years at the option of the Company and the lease agreements are periodically modified to further extend the lease term for specific stores under the agreements.  The total aggregate lease payments paid by the Company to the entities and individuals above was $4.4 million for the year ended December 31, 2012.  The Company believes that the terms and conditions of the transactions with affiliates described above were no less favorable to the Company than those that would have been available to the Company in comparable transactions with unaffiliated parties.

Approval or ratification of transactions with related persons

Pursuant to the terms of the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving all proposed transactions between the Company, any of the Company’s Officers or Directors, or relatives or affiliates of any such Officers or Directors, to ensure that such related party transactions are on a similar economic basis as a like transaction that occurred at arm’s length with an independent third party, are in the Company’s overall best interest and in the best interest of the Company’s shareholders.  The quarterly Audit Committee meeting includes a standing agenda item for the review of such related party transactions.  The Audit Committee has not adopted any specific procedures for the conduct of the reviews, rather each transaction is considered in light of the individual facts and circumstances.  In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	whether the transaction is fair and reasonable to the Company;
•	the business reasons for the transaction;
•	whether the transaction would impair the independence of one or more of the Company’s Officers or Directors; and
•	whether the transaction is material, taking into account the significance of the transaction.

During the most recent fiscal year, all related party transactions were reviewed in accordance with the above procedures.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Such individuals are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.  To the Company’s knowledge, based solely on its review of the copies of such forms furnished to it and written representations with respect to the timely filing of all reports required to be filed, it believes that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions for the year ended December 31, 2012, with the following exceptions:

•	A purchase of shares of the Company’s common stock on February 14, 2012, by John R. Murphy that was not reported until February 21, 2012.
•	A restricted share award under the Company’s Performance Incentive Plan granted on May 9, 2012, to Paul R. Lederer that was not reported until May 14, 2012.
•	A restricted share award under the Company’s Performance Incentive Plan granted on March 1, 2012, to Jeffrey L. Groves that was not reported until January 2, 2013.

AUDIT COMMITTEE REPORT

The Audit Committee functions pursuant to a written charter, which may be viewed on the Company’s website at www.oreillyauto.com.  In compliance with that charter and in connection with the December 31, 2012, financial statements, the Audit Committee:

·	reviewed and discussed with management the Company’s audited financial statements as of, and for the year ended, December 31, 2012;
·

discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in rule 3200T; and

·

received from the independent auditors the written disclosures regarding the auditor’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF O’REILLY AUTOMOTIVE, INC.

John R. Murphy

Chairman of the Audit Committee

Jay D. Burchfield

Member of the Audit Committee

Thomas T. Hendrickson

Member of the Audit Committee

Paul R. Lederer

Member of the Audit Committee

Ronald Rashkow

Member of the Audit Committee

PROPOSAL 2 – AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFIED STRUCTURE OF THE BOARD OF DIRECTORS AND TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

The Company’s Articles of Incorporation currently provide that the Board will be divided into three classes, with one class to be elected by the shareholders every year, thereby making the term of each class of Directors three years.  Upon the recommendation of the Corporate Governance and Nominating Committee, the Board has approved, and recommends to the shareholders for approval, an amendment to the Articles of Incorporation to require that all Directors be elected annually.  As discussed below, the transition to annual election of Directors will be phased in over time and will apply to all Directors beginning with the Company’s 2015 Annual Meeting of Shareholders.

The proposal is a result of the Board’s ongoing review of corporate governance matters and its policy for open dialog and communication with the Company’s shareholders.  The Board, assisted by the Corporate Governance and Nominating Committee, considered the advantages and disadvantages of maintaining the current classified board structure.  In reaching its recommendation, the Board and the Corporate Governance and Nominating Committee considered a number of factors, including the growing sentiment among shareholders and the investment community in favor of annual elections.

Under this proposed amendment, all Directors standing for election would be elected for one-year terms as follows:

•	Each Director elected at the Company’s 2013 Annual Meeting of Shareholders would be elected for a one-year term or until his successor is elected;

•

Directors previously elected for three-year terms ending in 2014 and 2015 will continue to serve out these terms so that no Director previously elected to a three-year term would have his or her term shortened; and

•

Directors standing for election at the Company’s 2014 and 2015 Annual Meetings of Shareholders, and each annual meeting thereafter, will be elected for a one-year term ending at the next Annual Meeting or until their successors are elected.

Vacancies that arise during the year will be filled by the Board, and each Director so named shall serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred, and if no such class exists, as shall be the case beginning with the 2015 Annual Meeting of Shareholders, each Director so named shall serve for a term that will expire at the next Annual Meeting of Shareholders.

In addition, the Board, upon recommendation of the Corporate Governance and Nominating Committee, has provisionally approved amendments to the Company’s Bylaws to implement the proposed declassification of the Board.  The Bylaw amendments have been approved by the Board but are conditioned upon shareholder approval of the amendment to the Articles of Incorporation pursuant to this proposal.

The proposed amendment to the Articles of Incorporation and the proposed amendments to the Bylaws are set forth in Appendix A to this proxy statement with deletions indicated by strikeouts and additions indicated by underlining.

If the amendment to the Articles of Incorporation is approved, then it will become effective upon filing of an amendment to the Articles of Incorporation with the Secretary of State of the State of Missouri, which filing would be made promptly after the 2013 Annual Meeting of Shareholders. If this proposal is not approved, neither the proposed amendment to the Articles nor the related amendments to the Bylaws will take effect.  The Board will retain its current classified structure, and each Director elected at the Company’s 2013 Annual Meeting of Shareholders will be elected for a three-year term expiring in 2016.  All other Directors will continue in office for the remainder of their full three-year terms.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADOPTION AND APPROVAL OF THIS AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION.

PROPOSAL 3 – AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO GRANT SHAREHOLDERS OWNING NOT LESS THAN 25% OF THE VOTING POWER OF ALL OUTSTANDING SHARES OF THE COMPANY’S COMMON STOCK TO REQUIRE THE COMPANY TO CALL A SPECIAL MEETING OF SHAREHOLDERS

The Company’s Articles of Incorporation currently provide that a special meeting of shareholders may only be called by the Board.  After due consideration, and upon the recommendation of the Corporate Governance and Nominating Committee, the Board has approved, and recommends to the shareholders for approval, an amendment to the Articles of Incorporation that would also permit shareholders who have owned, in the aggregate, at least 25% percent of the voting power of all outstanding shares of the Company’s common stock continuously for at least one year to require the Secretary of the Company to call a special meeting of shareholders by written request filed with the Secretary of the Company, provided that such written request is made in accordance with certain procedural and informational requirements set forth in the Bylaws (which also would be amended, as described below).

The proposal is a result of the Board’s ongoing review of corporate governance matters and its policy for open dialog and communication with the Company’s shareholders.  The Board and Corporate Governance and Nominating Committee support the concept of providing shareholders with the right to require the Company to call special meetings, provided, that the meeting is called by shareholders owning a significant percentage of the outstanding shares of the Company for a non-transitory period of time.  The Board believes that establishing a 25% ownership threshold, and one-year holding period, to request a special meeting of shareholders strikes a reasonable balance between enhancing shareholder rights and protecting against the risk that a small minority of shareholders, including shareholders with special interests, could request the Company call one or more special meetings of shareholders that could result in unnecessary financial expense and disruption to the Company’s business.  The Board believes that special meetings of shareholders should only be called to consider extraordinary events that are of interest to a broad base of shareholders and that cannot be delayed until the next annual meeting.  Additionally, preparing for a shareholder meeting requires significant attention of our Directors, Officers and other Team Members, diverting their attention away from performing their primary function of operating the Company's business in the best interests of our shareholders.

The 25% voting power standard will be calculated and determined in accordance with the Bylaws. The Bylaw amendments, which have been approved by our Board but which will only become effective if this amendment to the Articles of Incorporation is approved, would determine voting power by reference to record ownership. In particular, only “net long” shares (as defined in the amendments to our Bylaws attached to this proxy statement as Appendix B) which have been held for one year or longer will be counted, to ensure that the shareholders seeking to call a special meeting have a true economic and long-term interest in the Company. In addition, the Bylaw amendments would establish the procedures by which shareholders may require the Company’s Secretary to call a special meeting. The amended Bylaws would impose certain procedural requirements on shareholders requesting such a meeting (including the provision of the same information required for shareholder proposals at annual meetings under the Company’s advance notice Bylaw provisions). The amendments would also impose qualifications designed to prevent duplicative and unnecessary meetings by eliminating proposals that, among other things:

•	are not proper subjects for shareholder action under applicable law;
•	are received during the period beginning 90 days prior to the first anniversary of the prior annual meeting of shareholders and ending on the date of the next annual meeting of shareholders;
•	are substantially similar to another item, other than the election or removal of directors, that was presented at a meeting of shareholders held within the prior 12 months;
•	are for the election or removal of directors and a similar item was presented at a meeting of shareholders held within the prior 90 days; or
•

are substantially similar to another item that is included in our notice as an item of business to be brought before a shareholder meeting that has been called but not yet held or that is called for a date within 120 days of the receipt of the request.

The Bylaw amendments would provide that a special meeting shall, to the extent practicable, be called within 90 calendar days after the receipt by the Company of valid requests by holders of the requisite number of shares.

The Bylaw amendments have been approved by the Board but are conditioned upon shareholder approval of the amendment to the Articles of Incorporation pursuant to this proposal.

The proposed amendment to the Articles of Incorporation and the proposed amendments to the Bylaws are set forth in Appendix B to this proxy statement with deletions indicated by strikeouts and additions indicated by underlining.

If the amendment to the Articles of Incorporation is approved, then it will become effective upon filing of an amendment to the Articles of Incorporation with the Secretary of State of the State of Missouri, which filing would be made promptly after the 2013 Annual Meeting of Shareholders. If this proposal is not approved, neither the proposed amendment to the Articles nor the related amendments to the Bylaws will take effect.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADOPTION AND APPROVAL OF THIS AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION.

PROPOSAL 4 – AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO ELIMINATE UNNECESSARY AND OUTDATED PROVISIONS AND TO MAKE MINOR REVISIONS TO CONFORM TO CURRENT STATE LAWS AND CLARIFY

The Company’s Articles of Incorporation currently include unnecessary and outdated provisions which are no longer needed or relevant and require minor revisions to conform to current state laws and clarify.  After careful consideration and consultation with outside counsel, the Board has unanimously determined that it would be in the best interests of the Company and its shareholders to amend the Articles of Incorporation to eliminate the unnecessary and outdated provisions and to make minor revisions to further conform the Articles of Incorporation to current state laws, as well as clarifying changes.

The proposed amendments to the Articles of Incorporation provide for the deletion of the provisions in Article III relating to the Series A Junior Participating Preferred Stock. These provisions were adopted in connection with the implementation of our rights plan which expired in May 2012. Accordingly, the Board is proposing to delete these provisions.

The proposed amendments to the Articles of Incorporation also provide for changes to the provisions in Article IX relating to indemnification.  These minor revisions will allow the Company’s Articles of Incorporation to conform to current state laws.

The proposed amendments to the Articles of Incorporation are set forth in Appendix C to this proxy statement with deletions indicated by strikeouts and additions indicated by underlining.

If the amendments to the Articles of Incorporation are approved, then it will become effective upon filing of an amendment to the Articles of Incorporation with the Secretary of State of the State of Missouri, which filing would be made promptly after the 2013 Annual Meeting of Shareholders. If this proposal is not approved, the proposed amendments to the Articles will not take effect.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADOPTION AND APPROVAL OF THIS AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION.

PROPOSAL 5 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC enacted requirements for the Company to include in this proxy statement a separate resolution, subject to an advisory (non-binding) vote, to approve the compensation of its NEOs.  This proposal is commonly referred to as a “Say on Pay” proposal.  As required by these rules, the Company is asking you to vote FOR the adoption of the following resolution:

“Resolved, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

In considering their vote, shareholders should review the Company’s compensation of its NEOs in the Compensation Discussion and Analysis (“CD&A”) section herein and Compensation Committee report included in these proxy materials.  As described in the CD&A, the Company’s executive officer compensation programs are designed around the following elements:

•	recruiting and retaining qualified Team Members;
•	the career development and progression of the Company’s Team Members; and
•	observed industry practices.

The main objective of the Company’s compensation philosophy is to provide its executive officers and management with a total compensation package that is competitive and equitable, and which encourages and rewards performance based in part upon the Company’s performance in terms of increases in share value.  The Company believes that aligning the interests of its executives and management with those of its shareholders further promotes the success of not only the Company, but also its Team Members.  The Company’s executive compensation policies are focused upon both short-term and long-term incentives and goals, and it is the Company’s belief that it does not create incentives for inappropriate individual or collective risk taking.  The Company believes that the current programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either its risk profile or overall approach to risk management.

As this vote is advisory in nature, this proposal does not bind the Company to any specific course of action.  However, the Compensation Committee, which is responsible for designing and implementing its executive compensation packages, values the opinions expressed by the Company’s shareholders in this vote, and will consider the outcome of the vote when making decisions on future executive compensation packages.

At the 2012 Annual Meeting, the Company’s shareholders voted in favor of an annual frequency of future advisory votes on executive compensation.  The Board has determined, after reviewing the results of this vote and based on other considerations, that it is in the best interest of the Company and the Company’s shareholders to hold an annual advisory “Say on Pay” vote until the next advisory vote on frequency of “Say on Pay” votes.  Thus, the next advisory “Say on Pay” vote will be held at the 2014 Annual Meeting.

Although this vote is advisory in nature and does not impose any action on the Company or the Compensation Committee of the Board, the Company strongly encourages all shareholders to vote on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 6 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has selected Ernst & Young, LLP (“E&Y”), as the Company’s independent auditors for the year ending December 31, 2013, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting.  E&Y has audited the Company’s financial statements since 1992.  Representatives of E&Y are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

None of the Company’s Bylaws, other governing documents, Missouri or federal law, or The Nasdaq Global Select Market Listing Qualifications require shareholder ratification of the selection of E&Y as the Company’s independent auditors.  However, the Audit Committee is submitting the selection of E&Y to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table summarizes the fees billed by E&Y for audit and other professional services during the years ended December 31, 2012 and 2011:

	For the Year Ended December, 31,
	2012	2011
Audit Fees:
Consists of fees and expenses billed for the audit of the Company's consolidated financial statements, the audit of the effectiveness of internal control over financial reporting and the review of the Company's quarterly reports on Form 10-Q for such year and reviews in connection with documents filed with the SEC.	$1,498,369	$1,477,206
Audit-Related Fees:
Consists of fees and expenses billed for the annual audit of the Company's employee benefit plans.	27,810	25,750
Tax Fees:
Consists of fees and expenses billed for tax advisory services, including compliance, planning and advice.	274,354	442,973

Total Fees	$1,800,533	$1,945,929

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor.  The policy provides for preapproval by the Audit Committee of specifically defined audit and non-audit services.  Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.  The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services, provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

The Audit Committee, after review and discussion with E&Y of the preceding information, determined that the provision of these services was compatible with maintaining E&Y’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG, LLP, AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2013.

EQUITY COMPENSATION PLANS

The following table sets forth shares authorized for issuance under the Company’s equity compensation plans as of December 31, 2012:

	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)).
	(a)	(b)
Equity compensation plans approved by shareholders	6,790	$ 50.86	7,201
Equity compensation plans not approved by shareholders	-	-	-
Total	6,790	$ 50.86	7,201

(a) Number of shares presented is in thousands.
(b) Includes weighted average exercise price of outstanding stock options.

ANNUAL SHAREHOLDERS’ REPORT

The Annual Shareholders’ Report of the Company for the year ended December 31, 2012, containing, among other things, audited consolidated financial statements of the Company, accompanies this proxy statement.

FUTURE PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended to be presented at the 2014 Annual Meeting and included in the Company’s proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company’s principal executive offices by November 22, 2013.  In order for shareholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, the Company’s Bylaws require that such proposals must be submitted, not later than March 8, 2014, and not earlier than February 6, 2014.

OTHER BUSINESS

The Board knows of no business to be brought before the Annual Meeting other than as set forth in this proxy statement.  If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their judgment as to the best interests of the Company.

MISCELLANEOUS

The Company will pay the cost of soliciting proxies in the accompanying form.  In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses.

Shareholders are urged to mark, sign, date and send in their proxies without delay or vote via telephone or Internet using the instructions on the proxy card.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A shareholder who wishes to communicate with the Company’s Board, specific individual Directors or the independent Directors as a group, may do so by directing a written request addressed to such Director(s) in care of the Corporate Secretary at 233 South Patterson Avenue, Springfield, Missouri, 65802 or via e-mail through its website at www.oreillyauto.com.  Such communication will be directed to the intended Director, group of Directors or the entire Board, as the case may be.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this proxy statement or Annual Report is being delivered to multiple shareholders, sharing an address, unless we have received instructions from one or more of the shareholders to continue to deliver multiple copies.  We will deliver promptly upon oral or written request a separate copy of the proxy statement or Annual Report, as applicable, to any shareholder at your address.  If you wish to receive a separate copy of the proxy statement or Annual Report, you may call us at (417) 874-7161, or send a written request to O’Reilly Automotive, Inc., 233 South Patterson Avenue, Springfield, Missouri 65802, Attention: Secretary.  Alternatively, shareholders sharing an address who now receive multiple copies of the proxy statement or Annual Report may request delivery of a single copy, also by calling us at the number or writing to us at the address listed above.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed by the Company with the SEC.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (as filed with the SEC), including financial statements and financial statement schedules (excluding exhibits), is available to shareholders without charge, upon written request to O’Reilly Automotive, Inc., 233 South Patterson Avenue, Springfield, Missouri 65802, Attention: Secretary.

By Order of the Board of Directors,

Tricia Headley

Secretary

Springfield, Missouri

March 22, 2013

O’REILLY AUTOMOTIVE, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of O’Reilly Automotive, Inc., to be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri, on Tuesday, May 7, 2013, at 10:00 a.m. central time.

2012 HIGHLIGHTS

•	20th consecutive year of positive comparable store sales increases
•	Comparable store sales increase of 3.8%
•	7% increase in sales to $6.2 billion
•	Gross profit increased to 50.1% of sales
•	Adjusted net income increased 12% to $586 million
•	Adjusted EPS increased 25% to $4.75
•	Total store count increased to 3,976 stores in 42 states
•	20% increase in full-year free cash flow to $951 million
•	32% increase in accounts payable to inventory ratio to 84.7%

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PROXY

O’REILLY AUTOMOTIVE, INC.

Annual Meeting of Shareholders

Tuesday, May 7, 2013

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

The undersigned hereby appoints David O’Reilly, Larry O’Reilly and Charlie O’Reilly, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote as the undersigned designates, all shares of Common Stock of O’Reilly Automotive, Inc., a Missouri corporation, held by the undersigned on February 28, 2013, at the Annual Meeting of Shareholders to be held on May 7, 2013 at 10:00 a.m. central time in Springfield, Missouri, or at any adjournments or postponements thereof, upon the matters set forth on the reverse side of this card, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ACTIONS OR PROPOSALS AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR PORTPONEMENTS THEREOF.

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. eastern time, May 6, 2013. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. eastern time, May 6, 2013.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

                                                                                    ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by O’Reilly Automotive, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

                                                                                                Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. eastern time, May 6, 2013.  Have your proxy card in hand when you call and follow the instructions.

                                                                                                VOTE BY MAIL

                                                                                                Mark, sign and date your proxy card and return in the postage-paid envelope we have provided or return to O’Reilly Automotive, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
O'REILLY AUTOMOTIVE, INC.
The Board of Directors recommends you vote FOR the following proposals (as described in the accompanying Proxy Statement):
1.	Election of Director Nominees:		For	Against	Withhold
	1a. Larry O'Reilly		❑	❑	❑
	1b. Rosalie O'Reilly-Wooten		❑	❑	❑
	1c. Thomas T. Hendrickson		❑	❑	❑

			For	Against	Abstain
2.	To amend the Articles of Incorporation to declassify the Board of Directors.		❑	❑	❑
3.	To amend the Articles of Incorporation to allow shareholders of record of not less than 25% of voting power to call a special meeting of shareholders.		❑	❑	❑
4.	To amend the Articles of Incorporation to allow minor updates to conform to current laws and clarify.		❑	❑	❑
5.	Advisory vote on approval of compensation of executives.		❑	❑	❑
6.	Ratification of appointment of Ernst & Young, LLP, as independent auditors for the fiscal year ending December 31, 2013.		❑	❑	❑
Note: Such other business as may properly come before the meeting or any adjournments thereof.
			Yes	No
Please indicate if you plan to attend the meeting.			❑	❑

Please sign exactly as name(s) appear hereon.  When shares are held by join tenants, both should sign.  When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

	Signature [Please sign within box]	Date	Signature (Joint Owners)			Date

Appendix A

PROPOSED AMENDMENT TO ARTICLE IV OF OUR ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFIED STRUCTURE OF THE BOARD OF DIRECTORS AND TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

            The number of directors of the corporation shall be that number that is fixed by, or in the manner provided in, the Bylaws of the corporation; provided, however, that the number of directors of the corporation shall not be less than three. ~~Any changes in the number of directors shall be reported to the Missouri Secretary of State within thirty (30) calendar days of such change. Directors need not be shareholders of the corporation. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, which shall be designated Class I, Class II and Class III. The term of office the initial Class I directors shall expire at the annual meeting of shareholders held in 2012; the term of office of the initial Class II directors shall expire at the annual meeting of shareholders held in 2013; and the term of office of the initial Class III directors shall expire at the annual meeting of shareholders held in 2011. The directors elected to succeed those whose terms then expire shall be elected for a term of three (3) years expiring at the third succeeding annual meeting thereafter.~~ Directors need not be shareholders of the corporation.

            ~~If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the classes so that the number of directors in each class remains as nearly equal as possible.~~ Prior to the 2015 annual meeting of shareholders, the Board of Directors shall be classified and shall be divided into three classes, as nearly equal in number as possible: Class I, Class II and Class III.  Class II directors were elected at the 2010 annual meeting of shareholders for a term expiring at the 2013 annual meeting of shareholders. Class III directors were elected at the 2011 annual meeting of shareholders for a term expiring at the 2014 annual meeting of shareholders. Class I directors were elected at the 2012 annual meeting of shareholders for a term expiring at the 2015 annual meeting of shareholders.  Commencing with the 2013 annual meeting of shareholders, successors to the class of directors whose term expires at such annual meeting shall be elected in accordance with this Article IV for a term expiring at the next succeeding annual meeting of shareholders and the election and qualification of their respective successors, if any. Commencing with the 2015 annual meeting of shareholders, the classification of directors shall cease, and all directors shall be elected for a term expiring at the next succeeding annual meeting of shareholders and the election or qualification of their respective successors, if any.

            As used in these Articles of Incorporation, the term “entire Board of Directors” means the directors comprising all ~~three~~the classes into which the Board of Directors has been ~~so~~ divided~~.~~, if any.  Subject to the rights, if any, of the holders of any class of capital stock of the corporation other than common stock then outstanding, any vacancies in the Board of Directors that occur for any reason prior to the expiration of the term of office of ~~the class in which the vacancy occurs~~a director, including vacancies that occur by reason of an increase in the number of directors, shall be filled only by the Board of Directors of the corporation, acting by the affirmative vote of a majority of the remaining directors then in office (even if less than a quorum).

A-1

PROPOSED AMENDMENT TO OUR BYLAWS TO ELIMINATE THE CLASSIFIED STRUCTURE OF THE BOARD OF DIRECTORS AND TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

Article III:

            Section 2.  Number, Election and Term.  The number of directors of the corporation shall be nine (9).  ~~There shall be three (3) classes of directors, as set forth in the Articles, and each class shall be comprised of three (3) directors. Each class shall serve for a three (3) year term expiring one (1) year after the expiration of the term of the immediately preceding class, so that the term of one (1) class shall expire each year. Each director shall hold office until his successor shall have been duly elected and qualified.~~    Commencing with the annual meeting of shareholders that is held in calendar year 2013 (the “2013 Annual Meeting”), each director shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders or until such director’s successor is duly elected and qualified, unless such director shall sooner die, resign or be removed or disqualified; provided, however, that any director in office immediately after the annual meeting of shareholders held in calendar year 2012 who was elected to hold office for a term that expires after the 2013 Annual Meeting shall continue to hold such office until the end of the term for which such director was elected, unless such director shall sooner die, resign or be removed or disqualified, and any director elected to fill a vacancy regarding such director shall be elected for the unexpired term of his predecessor in office.

A-2

Appendix B

PROPOSED AMENDMENT TO ARTICLE VII OF OUR ARTICLES OF INCORPORATION TO GRANT SHAREHOLDERS OWNING NOT LESS THAN 25% OF THE VOTING POWER OF ALL OUTSTANDING SHARES OF THE COMPANY’S COMMON STOCK TO REQUIRE THE COMPANY TO CALL A SPECIAL MEETING OF SHAREHOLDERS

            A special meeting of the shareholders may be called only by: (i) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors; (ii) the Chief Executive Officer of the corporation; ~~or~~ (iii) the Chief Operating Officer of the corporation; or (iv) as and to the extent required by the Bylaws of this corporation, by the Secretary of this corporation upon the written request of the holders of record of at least twenty-five percent (25%) of the voting power of all outstanding shares of common stock of the corporation entitled to vote at such meeting, such voting power to be calculated and determined in the manner specified, and with any limitations as may be set forth, in this corporation’s Bylaws.  At such special meeting of shareholders, only such business shall be conducted, and only such proposals shall be acted upon, as were specified in the notice thereof.

PROPOSED AMENDMENT TO OUR BYLAWS TO GRANT SHAREHOLDERS OWNING NOT LESS THAN 25% OF THE VOTING POWER OF ALL OUTSTANDING SHARES OF THE COMPANY’S COMMON STOCK TO REQUIRE THE COMPANY  TO CALL A SPECIAL MEETING OF SHAREHOLDERS

Article II:

            Section 2.            Special Meetings. Special meetings of the shareholders~~, unless otherwise prescribed by statute,~~ may be ~~called only by~~held for such purpose or purposes as shall be specified in a call for such meeting made by (i) the Board of Directors~~,~~ pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors~~, or a President of the corporation. The person or persons requesting a special meeting of~~ by the Chief Executive Officer or the ~~shareholders shall deliver~~Chief Operating Officer, or (ii) solely to the extent required by this Article II, Section 2, by the Secretary ~~of the corporation a written request stating the purpose of the proposed meeting. Upon such request, subject to any requirements or limitations imposed by the corporation's Articles of Incorporation, as they may be amended from time to time (the "Articles"), by these Bylaws, or by law, it shall be the duty of the Secretary to call a special meeting of the shareholders, to be held at such time as is specified in the request.~~ .

            Subject to the provisions of this Article II, Section 2 and all other applicable sections of these Bylaws, a special meeting of shareholders shall be called by the Secretary of the corporation (the “Secretary”) upon written request (a “Special Meeting Request”) to the Secretary of one or more record holders of common shares of the corporation representing at least twenty-five percent (25%) of the voting power of all outstanding shares of common stock of the corporation which shares are determined to be “Net Long Shares” in accordance with this Article II, Section 2 (the “Requisite Percentage”).

            For purposes of this Article II, Section 2 and for determining the Requisite Percentage, Net Long Shares shall be limited to the number of shares beneficially owned, directly or indirectly, by any shareholder or beneficial owner that constitute such person’s net long position as defined in Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that (x) for purposes of such definition (i) the date the tender offer is first announced or otherwise made known by the bidder to holders of the security to be acquired shall instead be the date for determining and/or documenting a shareholder’s or beneficial owner’s Net Long Shares and (ii) the reference to the highest tender price shall refer to the closing sales price of the corporation’s common stock on the NASDAQ Global Select Market (or any successor thereto) on such date (or, if such date is not a trading day, the next succeeding trading day), (iii) the person whose securities are the subject of the offer shall refer to the corporation and (iv) a “subject security” shall refer to the outstanding common stock of the corporation; and (y) to the extent not covered by such definition, the net long position of such holder shall be reduced by any shares as to which such person does not, at the time the Special Meeting Request is delivered to the corporation, have the right to vote or direct the vote at the Special Meeting or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. In addition, to the extent any affiliates of the Requesting Shareholder (as defined below) are acting in concert with the Requesting Shareholder with respect to the calling of the special meeting, the determination of Net Long Shares may include the effect of aggregating the Net Long Shares (including any negative number) of such affiliate or affiliates. Whether shares constitute “Net Long Shares” shall be decided by the Board of Directors in its reasonable determination.

            A Special Meeting Request must be delivered by hand or by registered U.S. mail, postage prepaid, return receipt requested, or courier service, postage prepaid, to the attention of the Secretary at the principal executive offices of the corporation. A Special Meeting Request shall only be valid if it is signed and dated by each shareholder of record submitting the Special Meeting Request and by each of the beneficial owners, if any, on whose behalf the Special Meeting Request is being made (each such record owner and beneficial owner, a “Requesting Shareholder”), and includes (i) a statement of the specific purpose(s) of the special meeting and the matters proposed to be acted on at the special meeting, the text of any proposal or business (including the text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend the Bylaws of the corporation, the text of the proposed amendment), the reasons for conducting such business at the special meeting, and any material interest in such business of each Requesting Shareholder; (ii) in the case of any director nominations proposed to be presented at the special meeting, the information required by Article II, Section 13 of these Bylaws, including with respect to each Requesting Shareholder; (iii) in the case of any matter (other than a director nomination) proposed to be conducted at the special meeting, the information required by Article II, Section 12 of these Bylaws, including with respect to each Requesting Shareholder; (iv) a representation that each Requesting Shareholder, or one or more representatives of each such shareholder, intends to appear in person or by proxy at the special meeting to present the proposal(s) or business to be brought before the special meeting; (v) a representation as to whether the Requesting Shareholders intend, or are part of a group that intends, to solicit proxies with respect to the proposals or business to be presented at the special meeting; (vi) an agreement by the Requesting Shareholders to notify the corporation promptly in the event of any decrease in the number of Net Long Shares held by the Requesting Shareholders following the delivery of such Special Meeting Request and prior to the special meeting and an acknowledgement that any such decrease shall be deemed to be a revocation of such Special Meeting Request to the extent of such reduction; and (vii) documentary evidence that the Requesting Shareholders own the Requisite Percentage as of the date on which the Special Meeting Request is delivered to the Secretary; provided, however, that if the shareholder(s) of record submitting the Special Meeting Request are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten (10) days after the date on which the Special Meeting Request is delivered to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is made beneficially own the Requisite Percentage as of the date on which such Special Meeting Request is delivered to the Secretary. In addition, each Requesting Shareholder shall promptly provide any other information reasonably requested by the corporation.

            The corporation will provide the Requesting Shareholders with notice of the record date for the determination of shareholders entitled to vote at the special meeting. Each Requesting Shareholder is required to update the notice delivered pursuant to this Article II, Section 2 not later than ten (10) business days after such record date to provide any material changes in the foregoing information as of such record date and, with respect to the information required under clause (vii) of the previous paragraph, also as of a date not more than five (5) business days before the scheduled date of the special meeting as to which the Special Meeting Request relates.

            In determining whether a special meeting of shareholders has been requested by shareholders holding in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary of the corporation will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors), and (ii) such Special Meeting Requests have been delivered to the Secretary of the corporation within sixty (60) days of the earliest dated Special Meeting Request.

            A Special Meeting Request shall not be valid, and a special meeting requested by shareholders shall not be held, if (i) the Special Meeting Request does not comply with this Article II, Section 2; (ii) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law; (iii) the Special Meeting Request is delivered during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting of shareholders and ending on the date of the next annual meeting; (iv) an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”), other than the election or removal of director(s), was presented at an annual or special meeting of shareholders held not more than twelve (12) months before the Special Meeting Request is delivered; (v) the Special Meeting Request relates to the election or removal of director(s) and the election or removal of director(s) was presented at an annual or special meeting of shareholders held not more than ninety (90) days before the Special Meeting Request is delivered; (vi) a Similar Item, including the election or removal of director(s), is included in the corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of shareholders that has been called but not yet held or that is called for a date within one-hundred and twenty (120) days of the receipt by the corporation of a Special Meeting Request; or (vii) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law. The Board of Directors shall determine in good faith whether all requirements set forth in this Article II, Section 2 have been satisfied and such determination shall be binding on the corporation and its shareholders.

            Except as otherwise provided in this Article II, Section 2, a special meeting held following a Special Meeting Request shall be held at such date, time and place, within or without the State of Missouri, as may be fixed by the Board of Directors; provided, however, to the extent practicable, that the date  of any such special meeting shall be not more than ninety (90) days after the date on which valid Special Meeting Request(s) constituting the Requisite Percentage are delivered to the Secretary of the corporation.

            A Requesting Shareholder may revoke a Special Meeting Request by written revocation delivered to Secretary at the principal executive offices of the corporation at any time prior to the special meeting. If, following such revocation (or deemed revocation pursuant to clause (vi) of the fourth paragraph of this Article II, Section 2), there are unrevoked requests from Requesting Shareholders holding, in the aggregate, less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the special meeting.

            If none of the Requesting Shareholders appear or send a duly authorized agent to present the business to be presented for consideration specified in the Special Meeting Request, the corporation need not present such business for a vote at the special meeting, notwithstanding that proxies in respect of such matter may have been received by the corporation.

            Business transacted at any special meeting shall be limited to (i) the purpose(s) stated in the valid Special Meeting Request for such special meeting and (ii) any additional matters the Board of Directors determines to submit to the shareholders at such special meeting. The chairman of a special meeting shall determine all matters relating to the conduct of the special meeting, including, without limitation, determining whether to adjourn the special meeting and whether any nomination or other item of business has been properly brought before the special meeting in accordance with these Bylaws, and if the chairman should so determine and declare that any nomination or other item of business has not been properly brought before the special meeting, then such business shall not be transacted at the special meeting.

            Section 3.  Place and Hour of Meeting. Every meeting of the shareholders, whether an annual or a special meeting, shall be held at ten o’clock a.m. at the principal office of the corporation or at such other place and time as (i) is specified by proper notice from the Board of Directors with respect to an annual meeting, or ~~by the Board~~(ii) determined by the Secretary, upon a request as described in Section 2 of ~~Directors or President requesting a special meeting~~this Article II.

Appendix C

PROPOSED AMENDMENTS TO ARTICLE III AND ARTICLE IX OF OUR ARTICLES OF INCORPORATION TO ELIMINATE UNNECESSARY AND OUTDATED PROVISIONS AND TO MAKE MINOR REVISIONS TO CONFORM TO CURRENT STATE LAWS AND CLARIFY

Article III:

(a)

~~Except as otherwise required by The General and Business Corporation Law of Missouri, whenever the holders of shares of stock of the corporation shall be entitled to vote as a class with respect to any matter, the affirmative vote of a majority of the outstanding shares of such class shall be required to constitute the act of such class.~~

(b)

~~Pursuant to the express authority conferred upon the Board of Directors by these Articles of Incorporation of the said Corporation, the Board of Directors hereby creates a series of Preferred Stock with the following designation, preferences and rights:~~

            ~~Section 1.            Designation and Amount.  The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be 900,000.~~

            ~~Section 2.            Dividends and Distributions.~~

(A)

~~Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.01 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after May 7, 2002 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller~~

C-1

~~number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.~~

(B)

~~The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.~~

                                    ~~(C)            Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.~~

            ~~Section 3.            Voting Rights.~~

~~The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:~~

                                    ~~(A)            Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on~~

~~Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.~~

                                    ~~(B)            Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.~~

                                    ~~(C)              If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.~~

                                                ~~(i)            During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors.~~

            ~~If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.~~

                                                ~~(ii)            Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.~~

                                                ~~(iii)            In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors  may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.~~

                                                ~~(iv)            Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the articles of incorporation or by-laws irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the articles of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.~~

                                    ~~(D)            Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.~~

                        ~~Section 4.            Certain Restrictions.~~

                                    ~~(A)            Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not~~

                                                ~~(i)            declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;~~

                                                ~~(ii)            declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;~~

                                                ~~(iii)            redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or~~

                                                ~~(iv)            purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.~~

                                    ~~(B)            The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.~~

                        ~~Section 5.            Reacquired Shares.~~

~~Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the~~

~~acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.~~

                        ~~Section 6.            Liquidation, Dissolution or Winding Up.~~

                                    ~~(A)            Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $100 per share of Series A Participating referred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.~~

                                    ~~(B)            In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.~~

                                    ~~(C)            In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.~~

                        ~~Section 7.            Consolidation, Merger, etc.~~

            ~~In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.~~

                        ~~Section 8.            No Redemption.~~

            ~~The shares of Series A Junior Participating Preferred Stock shall not be redeemable.~~

                        ~~Section 9.            Ranking.~~

            ~~The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.~~

                        ~~Section 10.            Amendment.~~

            ~~At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, neither the Restated Articles of Incorporation of the Corporation nor this Certificate of Designation shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.~~

                        ~~Section 11.            Fractional Shares.~~

            ~~Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.~~

Article IX:

                        (d)            Subject to any applicable court order, any indemnification of a director required under part (a) or part (b) of this Article IX shall be made by the corporation unless a determination is made reasonably and promptly that indemnification of said director is not proper under the circumstances because he or she has not met the applicable standard of conduct set forth in or established pursuant to this Article IX.  Subject to any applicable court order, any indemnification of an officer, employee, or agent of the corporation authorized under part (a) or part (b) of this Article IX shall be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because such person has met the applicable standard of conduct set forth in or established pursuant to this Article IX.  Any such determination with respect to indemnification of a director, officer, employee, or agent shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by majority vote of the shareholders; provided that no such determination shall preclude an action brought in an appropriate court to challenge such determination.

                        (e)            Expenses incurred by a person who is or was a director of the corporation in defending a civil ~~or~~, criminal, administrative, or investigative action, suit, or proceeding shall be paid by the corporation in advance of the final disposition of an action, suit, or proceeding, and expenses incurred by a person who is or was an officer, employee, or agent of the corporation in defending a civil ~~or~~, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by or at the direction of the Board of Directors, in either case upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in or pursuant to this Article.

                        (g)            Without limiting the other provisions of this Article IX, the corporation is authorized from time to time, without further action by the shareholders of the corporation, to enter into agreements with any director, officer, employee or agent of the  corporation  providing  such  rights of indemnification as the corporation may deem appropriate, up to the maximum extent permitted by law.  Any agreement entered into by the corporation with a director may be authorized by the other directors, and such authorization shall not be invalid on the basis that different ~~of~~or similar agreements may have been or may thereafter be entered into with other directors.

                        (i)            The corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who is or was otherwise serving on behalf or at the request of the corporation as a director, officer, employee, member or agent of another corporation,  partnership,  joint venture,  trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), against any claim, liability or expense asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article IX.

                        (l)            It is the intention of the corporation to limit the liability ~~to~~of the directors of the corporation, in their capacity as such, whether to the corporation, its shareholders or otherwise, to the fullest extent permitted by law.  Consequently, should The General and Business Corporation Law of Missouri or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the directors of the corporation shall be so eliminated or limited to the greatest possible extent without the need for amendment of this Article IX or further action on the part of the Board of Directors or shareholders of the corporation.